Schedule 14A

(Rule 14A-101)

Information Required In Proxy Statement

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Sonic Automotive, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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5401 East Independence Boulevard

Charlotte, North Carolina 28212

March 16, 2004

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders to be held at 10:00 a.m. on Thursday, April 22, 2004, at the Speedway Club, located at the Lowe’s Motor Speedway, Smith Tower, Queen Room, U.S. Highway 29 North, Concord, North Carolina. We look forward to greeting personally those stockholders who are able to attend.

The accompanying formal Notice of Meeting and Proxy Statement describe the matters on which action will be taken at the meeting.

Whether or not you plan to attend the meeting on April 22, 2004, it is important that your shares be represented. To ensure that your vote will be received and counted, please sign, date and mail the enclosed proxy at your earliest convenience. Your vote is important regardless of the number of shares you own.

On behalf of the Board of Directors

Sincerely,

O. BRUTON SMITH

Chairman and Chief Executive Officer

VOTING YOUR PROXY IS IMPORTANT

PLEASE SIGN AND DATE YOUR PROXY

AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE

SONIC AUTOMOTIVE, INC.

NOTICE OF MEETING

Charlotte, NC

March 16, 2004

The Annual Meeting of Stockholders of Sonic Automotive, Inc. (“Sonic”) will be held at the Speedway Club, located at the Lowe’s Motor Speedway, Smith Tower, Queen Room, U.S. Highway 29 North, Concord, North Carolina on Thursday, April 22, 2004, at 10:00 a.m. (the “Annual Meeting”), for the following purposes as described in the accompanying Proxy Statement.

1.	To elect three directors;

2.	To consider and vote upon the Sonic Automotive, Inc. 2004 Stock Incentive Plan;

3.	To ratify the appointment of Deloitte & Touche LLP as Sonic’s independent public accountants for the year ending December 31, 2004; and

4.	To transact such other business as may properly come before the meeting.

Only holders of record of Sonic’s Class A Common Stock and Class B Common Stock (collectively, the “Voting Stock”) at the close of business on February 26, 2004 will be entitled to notice of, and to vote at, the Annual Meeting.

Whether or not you plan to attend the Annual Meeting, you are urged to complete, sign, date and return the enclosed proxy promptly in the envelope provided. Returning your proxy does not deprive you of your right to attend the meeting and to vote your shares in person.

STEPHEN K. COSS

Vice President, General Counsel and Secretary

Important Note: To vote shares of Voting Stock at the Annual Meeting (other than in person at the meeting), a stockholder must return a proxy. The return envelope enclosed with the proxy card requires no postage if mailed in the United States of America.

SONIC AUTOMOTIVE, INC.

PROXY STATEMENT

March 16, 2004

GENERAL

Introduction

The Annual Meeting of Stockholders of Sonic Automotive, Inc. (“Sonic” or the “Company”) will be held on April 22, 2004 at 10:00 a.m., at the Speedway Club, located at the Lowe’s Motor Speedway, Smith Tower, Queen Room, U.S. Highway 29 North, Concord, North Carolina (the “Annual Meeting”), for the purposes set forth in the accompanying notice. Only holders of record of Sonic’s Class A Common Stock (the “Class A Common Stock”) and Class B Common Stock (the “Class B Common Stock” and, together with the Class A Common Stock, the “Common Stock” or “Voting Stock”) at the close of business on February 26, 2004 (the “Record Date”) will be entitled to notice of, and to vote at, the Annual Meeting. This Proxy Statement is furnished to stockholders in connection with the solicitation by the Board of Directors of proxies to be used at the Annual Meeting, and at any and all adjournments thereof, and is first being sent to stockholders on or about March 22, 2004.

Proxies in the accompanying form, properly executed and duly returned and not revoked, will be voted at the meeting, including adjournments. Where a specification is made by means of the ballot provided in the proxies regarding any matter presented at the Annual Meeting, such proxies will be voted in accordance with the specification. If no specification is made, proxies will be voted (i) in favor of electing Sonic’s three nominees to the Board of Directors; (ii) in favor of adopting the Sonic Automotive, Inc. 2004 Stock Incentive Plan (the “Stock Incentive Plan”); (iii) in favor of the proposal to ratify the appointment of Deloitte & Touche LLP as the independent accountants of Sonic and its subsidiaries for the year ending December 31, 2004; and (vi) in the discretion of the proxy holders on any other business as may properly come before the meeting. The Board of Directors currently knows of no other business that will be presented for consideration at the Annual Meeting. Proxies should be sent to Wachovia Bank, National Association, 1525 West W.T. Harris Boulevard, Mail Code 3C3, Charlotte, North Carolina 28288.

Revoking Your Proxy

Stockholders who execute proxies may revoke them at any time before they are exercised by delivering a written notice to Stephen K. Coss, the Secretary of Sonic, either at the Annual Meeting or prior to the meeting date at Sonic’s principal executive offices at 5401 East Independence Boulevard, Charlotte, North Carolina 28212, by executing and delivering a later-dated proxy, or by attending the meeting and voting in person.

Ownership of Voting Stock

Sonic currently has authorized under its Amended and Restated Certificate of Incorporation (the “Charter”) 100,000,000 shares of Class A Common Stock, of which 29,157,060 shares were outstanding as of February 26, 2004 and are entitled to be voted at the Annual Meeting, and 30,000,000 shares of Class B Common Stock, of which 12,029,375 shares were issued and outstanding as of February 26, 2004 and are entitled to be voted at the Annual Meeting. At the meeting, holders of Class A Common Stock will have one vote per share, and holders of Class B Common Stock will have ten votes per share. All outstanding shares of Voting Stock are entitled to vote as a single class on all proposals submitted to a vote at the Annual Meeting. A quorum being present, directors will be elected by a plurality of the votes cast and each of the other proposals referred to in the accompanying Notice of Meeting will become effective if a majority of the votes cast by shares entitled to vote on the proposal are cast in favor thereof. Broker non-votes will be counted to determine a quorum, but will not be counted as votes for or against any director-nominee or for or against any proposal.

A holder of Voting Stock who signs a proxy card may withhold votes as to any director-nominee by writing the name of the nominee in the space provided on the proxy card. A holder of Voting Stock may not vote for more than three nominees.

The following table sets forth certain information regarding the beneficial ownership of Sonic’s Voting Stock as of February 26, 2004, by (i) each stockholder known by Sonic to own beneficially more than five percent of a class of the outstanding Voting Stock, (ii) each director and nominee to the Board of Directors of Sonic, (iii) each executive officer of Sonic, and (iv) all directors and executive officers of Sonic as a group. Except as otherwise indicated below, each of the persons named in the table has sole voting and investment power with respect to the securities beneficially owned by them as set forth opposite their name, subject to community property laws where applicable.

Beneficial Owner	Number of Shares of Class A Common Stock (1)	Percentage of Outstanding Class A Common Stock	Number of Shares of Class B Common Stock		Percentage of Outstanding Class B Common Stock	Percentage of All Outstanding Voting Stock (2)
O. Bruton Smith(3)	755,400	2.5%	11,052,500	(4)	91.9%	28.2%
Sonic Financial Corporation(3)	—	—	8,881,250	(4)	73.8%	21.6%
B. Scott Smith(3)	590,625	2.0%	976,875		8.1%	3.8%
Theodore M. Wright	219,375	*	—		—	*
Jeffrey C. Rachor	265,635	*	—		—	*
E. Lee Wyatt, Jr.	25,000	*	—		—	*
Mark J. Iuppenlatz	131,500	*	—		—	*
William R. Brooks	65,000	*	—		—	*
William P. Benton	32,500	*	—		—	*
William I. Belk (5)	47,000	*	—		—	*
H. Robert Heller	72,447	*	—		—	*
Maryann N. Keller	20,000	*	—		—	*
Robert L. Rewey	20,000	*	—		—	*
Thomas P. Capo	20,000	*	—		—	*
All directors and executive officers as a Group (13 persons)	2,264,482	7.2%	12,029,375		100.0%	33.0%
AXA Financial, Inc. (and related persons) (6)	1,617,534	5.5%	—		—	3.9%
Barclays Global Investors, NA. (and related persons) (7)	1,733,498	5.9%	—		—	3.9%
FMR Corp. (and related persons) (8)	3,850,411	13.2%	—		—	9.3%
Neuberger Berman, LLC (and related persons) (9)	2,964,800	10.2%	—		—	7.2%
Wasatch Advisors, Inc. (10)	2,589,491	8.9%	—		—	6.3%

* Less than one percent.

(1)	Includes those shares of Class A Common Stock shown below as to which the following persons currently have a right, or will have the right within 60 days after February 26, 2004, to acquire beneficial ownership through the exercise of stock options: (i) Messrs. Bruton Smith, 750,000 shares; Scott Smith, 569,750 shares; Wright, 170,300 shares; Rachor, 223,333 shares; Wyatt, 25,000 shares; Iuppenlatz, 120,300 shares; Brooks, 65,000 shares; Benton, 30,000 shares; Belk, 28,000 shares; Heller, 46,447 shares; Rewey, 20,000; and Capo, 20,000; and Ms. Keller, 20,000; and (ii) all directors and executive officers as a group, 2,088,430 shares.

(2)	The percentage of total voting power of Sonic is as follows: (i) O. Bruton Smith, 74.1%; Sonic Financial Corporation, 59.4%; B. Scott Smith, 6.9%; AXA Financial, Inc. (and related persons), 1.1%; Barclays Global Investors, NA. (and related persons), 1.1%; FMR Corp. (and related persons), 2.6%; Neuberger Berman, LLC (and related persons), 2.0%) Wasatch Advisors, Inc., 1.7%; and less than 1% for all other stockholders shown, and (ii) all directors and executive officers as a group, 80.9%.

(3)	The address for O. Bruton Smith, B. Scott Smith and Sonic Financial Corporation (“SFC”) is 5401 East Independence Boulevard, Charlotte, North Carolina 28212.

(4)	The amount of Class B Common Stock shown for O. Bruton Smith consists of 2,171,250 shares owned directly by Mr. Smith and 8,881,250 shares owned directly by SFC. Mr. Smith owns the majority of SFC’s outstanding capital stock and, accordingly, is deemed to have sole voting and investment power with respect to the Class B Common Stock held by SFC.

(5)	Includes 6,000 shares held by Mr. Belk’s children, who share his household. Mr. Belk disclaims beneficial ownership of all securities held by his children.

(6)

The address of this entity is 1290 Avenue of the Americas, New York, New York 10104. The Schedule 13G filed by AXA Financial, Inc. (and related persons) on or about February 10, 2004 indicates that AXA Financial, Inc. has sole voting power as to 1,525,034 of the shares shown, shared voting power as to 11,050 of the shares shown and sole dispositive power as to all of the 1,617,534 shares shown. That filing further indicates that Alliance Capital Management L.P., as investment advisor to various discretionary investment advisory accounts and a subsidiary of AXA Financial, Inc., is the beneficial owner of 1,617,134 shares and The Equitable Life Assurance Society of the United States, a subsidiary of AXA Financial, Inc., is the beneficial owner of 400 shares.

(7)	The address of this entity is 45 Fremont Street, San Francisco, California 94105. The Schedule 13G filed by Barclays Global Investors, NA. (and related persons) on or about February 17, 2004 indicates that Barclays Global Investors, NA. has sole voting and sole dispositive power as to 1,346,364 of the shares shown and unspecified beneficial ownership of 123,115 of the shares shown, that Barclays Global Fund Advisors has sole voting and sole dispositive power as to 256,619 of the shares shown and that Barclays Bank PLC has sole voting and dispositive power as to 7,400 of the shares shown. The shares reported on the Schedule 13G are held by the reporting persons in trust accounts for the economic benefit of the beneficiaries of those accounts.

(8)	The address of this entity is 82 Devonshire Street, Boston, Massachusetts 02109. The information provided is based on a Schedule 13G filed by FMR Corp. (and related persons) on or about January 12, 2004. That filing indicates that FMR Corp. has sole voting power as to 716,700 of the shares shown and sole dispositive power as to all of the 3,850,411 shares shown. That filing further indicates that Fidelity Management & Research Company, as investment advisor to various Fidelity Funds, is the beneficial owner of 3,134,211 shares, but that the control persons of Fidelity Management & Research Company, Mr. Edward C. Johnson 3d and FMR Corp., do not have sole voting power with respect to such shares, which voting power resides with the Board of Trustees of the various Fidelity Funds that beneficially own the shares.

(9)	The address of this entity is 605 Third Ave., New York, New York 10158. The information provided is based on a Schedule 13G/A filed by Neuberger Berman, Inc. (and related persons) on or about February 9, 2004. That filing indicates that Neuberger Berman, Inc. has sole voting power as to 2,299,900 of the shares shown and shared dispositive power as to all of the 2,964,800 of the shares shown. That filing further indicates that Neuberger Berman, LLC, as investment advisor to a series of public mutual funds and a wholly-owned subsidiary of Neuberger Berman, Inc., has shared power to make decisions whether to retain or dispose of, and in some cases the sole power to vote, the securities of many unrelated clients.

(10)	The address of this entity is 150 Social Hall Avenue, Salt Lake City, Utah 84111. The Schedule 13G/A filed by Wasatch Advisors, Inc. on or about February 10, 2004 indicates that this entity has sole voting power and sole dispositive power over all of the 2,589,491 shares shown.

ELECTION OF DIRECTORS

Nominees for Election as Directors of Sonic

Sonic’s Board of Directors currently consists of eleven directors and is divided into three classes. The directors in each class serve for a three year term, with one class being elected at our annual stockholders meeting each year. Messrs. Scott Smith, Benton and Belk and Ms. Keller belong to the class whose term expires at the Annual Meeting. Messrs. Wright, Heller and Rewey belong to the class of directors whose term expires in 2005. Messrs. Bruton Smith, Rachor, Brooks and Capo belong to the class of directors whose term expires in 2006.

At the Annual Meeting, we intend to vote the proxies in the accompanying form for the election to the Board of Directors of the following nominees, each of whom has consented to serve if elected: B. Scott Smith, William P. Benton and William I. Belk, each to serve a three year term until the 2007 annual meeting of stockholders and until his successor is elected and qualified, except as otherwise provided in our Charter and bylaws, as amended (the “Bylaws”). All of the nominees are presently directors of Sonic. Ms. Keller is not standing for re-election as a director of Sonic, which will create a vacancy on the Board of Directors following the Annual Meeting. Because the Nominating Committee of our Board of Directors has not completed its search for a qualified candidate, the Board of Directors has elected not to fill this vacancy at the Annual Meeting. If for any reason any nominee named above is not a candidate when the election occurs, we intend to vote proxies in the accompanying form for the election of the other nominees named above and may vote them for any substitute nominee or, in lieu thereof, our Board of Directors may reduce the number of directors in accordance with our Charter and Bylaws.

Directors

O. Bruton Smith, 77, is the Chairman, Chief Executive Officer and a director of Sonic and has served as such since Sonic’s organization in January 1997, and he currently is a director and executive officer of many of Sonic’s subsidiaries. Mr. Smith has worked in the retail automobile industry since 1966. Mr. Smith is also the Chairman and Chief Executive Officer, a director and controlling stockholder of Speedway Motorsports, Inc. (“SMI”). SMI is a public company whose shares are traded on the New York Stock Exchange (the “NYSE”). Among other things, it owns and operates the following NASCAR racetracks: Atlanta Motor Speedway, Bristol Motor Speedway, Lowe’s Motor Speedway, Las Vegas Motor Speedway, Infineon Raceway and Texas Motor Speedway. He is also an executive officer and a director of each of SMI’s operating subsidiaries. Mr. Smith’s term as a director of Sonic will expire at the 2006 annual stockholders meeting.

B. Scott Smith, 36, is the Vice Chairman and Chief Strategic Officer of Sonic. Prior to his appointment as Vice Chairman and Chief Strategic Officer in October 2002, Mr. Smith was the President and Chief Operating Officer of Sonic since April 1997. Mr. Smith has been a Sonic director since its organization in January 1997. Mr. Smith also serves as a director and executive officer of many of Sonic’s subsidiaries. Mr. Smith, who is the son of Bruton Smith, has been an executive officer of Town & Country Ford since 1993, and was a minority owner of both Town & Country Ford and Fort Mill Ford before Sonic’s acquisition of those dealerships in 1997. Mr. Smith became the General Manager of Town & Country Ford in November 1992 where he remained until his appointment as President and Chief Operating Officer of Sonic in April 1997. Mr. Smith has over 16 years experience in the automobile dealership industry. Mr. Smith is standing for election as a director of Sonic at the Annual Meeting.

Theodore M. Wright, 41, is the President of Sonic. He was appointed as President in October 2002 and served as the Chief Financial Officer from April 1997 until April 2003. Mr. Wright was a Vice President and our Treasurer from April 1997 through October 2002. He has been a Sonic director since June 1997. He served as Sonic’s Secretary until February 9, 2000. Mr. Wright also serves as a director and executive officer of many of Sonic’s subsidiaries. Before joining Sonic, Mr. Wright was a Senior Manager and in charge of the Columbia, South Carolina office of Deloitte & Touche LLP. Before joining the Columbia office, Mr. Wright was a Senior Manager in Deloitte & Touche LLP’s National Office of Accounting Research and SEC Services Departments from 1994 to 1995. Mr. Wright currently serves as a director of Conn’s, Inc., a specialty retailer of home appliances and consumer electronics. Conn’s, Inc. is a public company whose shares are traded on the Nasdaq National Market. Mr. Wright’s term as a director of Sonic will expire at the 2005 annual stockholders meeting.

Jeffrey C. Rachor, 42, is the Executive Vice President and Chief Operating Officer of Sonic. Prior to being appointed as Executive Vice President and Chief Operating Officer in October 2002, Mr. Rachor was Sonic’s Executive Vice President of Retail Operations. In May 1999, Mr. Rachor was appointed a director of Sonic and promoted to executive officer status. He originally joined Sonic as its Regional Vice President—Mid-South Region upon Sonic’s 1997 acquisition of dealerships in Chattanooga, Tennessee and was subsequently promoted to Vice President of Retail Operations in September 1998 and again promoted to Executive Vice President – Retail Operations in October 1999. Mr. Rachor has over 18 years of experience in automobile retailing and was the Chief Operating Officer of the Chattanooga dealerships from 1989 until their acquisition by Sonic in 1997. During this period, Mr. Rachor also served at various times as the general manager of Toyota, Saturn and Chrysler-Plymouth-Jeep-Eagle dealerships. Mr. Rachor’s term as a director of Sonic will expire at the 2006 annual stockholders meeting.

William R. Brooks, 54, has been a director of Sonic since its organization in January 1997. Mr. Brooks also served as Sonic’s initial Treasurer, Vice President and Secretary from January 1997 to April 1997 when Mr. Wright was appointed to those positions. Since December 1994, Mr. Brooks has been the Vice President, Treasurer, Chief Financial Officer and a director of SMI. Mr. Brooks also serves as an executive officer and a director for various operating subsidiaries of SMI. Before the formation of SMI in December 1994, Mr. Brooks was the Vice President of Lowe’s Motor Speedway (formerly the Charlotte Motor Speedway) and a Vice President and director of Atlanta Motor Speedway. Mr. Brooks joined SFC, an entity controlled by Bruton Smith, from Price Waterhouse in 1983. At SFC, he was promoted from manager to controller in 1985 and again to Chief Financial Officer in 1989. Mr. Brooks’ term as a director of Sonic will expire at the 2006 annual stockholders meeting.

William P. Benton, 80, became a director of Sonic in December 1997. Mr. Benton retired from Ford Motor Company as its Vice President of Marketing worldwide after a 37-year career with that company. During that time, Mr. Benton held the following major positions: Vice President and General Manager of Lincoln-Mercury Division; Vice President and General Manager of Ford Division, Group Vice President of Ford of Europe and a member of Ford Motor Company’s Product Planning Committee, which is responsible for all of Ford Motor Company’s products worldwide. Most recently, Mr. Benton was Vice Chairman of Wells Rich Greene in New York and executive director of Ogilvy & Mather Worldwide in New York. Mr. Benton has been a director of SMI since February 1995 and a director of Allied Holdings, Inc. since February 1998. Mr. Benton is standing for election as a director of Sonic at the Annual Meeting.

William I. Belk, 54, became a director of Sonic in March 1998. Mr. Belk is currently Vice President and a director for Monroe Hardware Company, a director for Piedmont Ventures, Inc., and Treasurer and a director for Old Well Water, Inc. Mr. Belk previously held the position of Chairman and director for certain Belk stores, a retail department store chain. Mr. Belk is standing for election as a director of Sonic at the Annual Meeting.

H. Robert Heller, 64, was appointed a director of Sonic in January 2000. Mr. Heller served as a director of FirstAmerica Automotive, Inc. from January 1999 until its acquisition by Sonic in December 1999. Mr. Heller was a director and Executive Vice President of Fair, Isaac and Company from 1994 until 2001, where he was responsible for strategic relationships and marketing. From 1991 to 1993, Mr. Heller was President and Chief Executive Officer of Visa U.S.A. Mr. Heller is a former Governor of the Federal Reserve System, and has had an extensive career in banking, international finance, government service and education. Mr. Heller’s term as a director of Sonic will expire at the 2005 annual stockholders meeting.

Maryann N. Keller, 60, was appointed as a director of Sonic in August 2001. Ms. Keller currently serves as the principal of Maryann Keller and Associates, a firm providing consulting services to automotive clients. From July 1999 to November 2000, Ms. Keller served as the President of the Automotive Services unit of Priceline.com. She joined Priceline.com from Furman Selz, where she served as a managing director of the firm from 1986 to 1999. Prior to joining Furman Selz, Ms. Keller was portfolio manager with Vilas-Fischer Associates from 1983 to 1986, and served as automotive industry analyst with Kidder Peabody & Co. Inc. and Paine Webber from 1972 to 1983. Ms. Keller also served as Chairman of the Society of Automotive Analysts from 1994 to 1999. She is currently a director of Dollar Thrifty Automotive Group, Inc., a publicly-traded rental car company (“Dollar Thrifty”), where she also serves as a member of the Audit Committee and Finance Committee. Ms. Keller’s term as a director of Sonic expires at the Annual Meeting.

Robert L. Rewey, 65, was appointed as a director of Sonic in December 2001. Mr. Rewey served as the Group Vice President for North American Operations & Global Consumer Services of Ford Motor Company from January 2000 until his retirement in April 2001 after a 38-year career with Ford. From January 1998 to December 1999, Mr. Rewey held the position of Group Vice President for Global Sales, Marketing & Service of Ford Motor Company, where he was responsible for Ford’s Worldwide sales and marketing initiatives. From March 1985 to December 1997, Mr. Rewey served as President of the Ford Division, and from January 1984 to March 1985, he served as President of the Lincoln-Mercury Division. During his tenure with Ford Motor Company, he also served on the Advisory Boards of Mazda Motors and Volvo Cars. Mr. Rewey currently serves as a director of SMI and of LoJack Corporation, a public company traded on the Nasdaq National Market. Mr. Rewey’s term as a director of Sonic will expire at the 2005 annual stockholders meeting.

Thomas P. Capo, 53, was appointed as a director of Sonic in December 2001. In October 2003, Mr. Capo became the Chairman of the Board of Dollar Thrifty Automotive Group, Inc. Mr. Capo was the Senior Vice President and Treasurer of DaimlerChrysler AG from April 2000 to September 2000, and served as the Senior Vice President and Treasurer of DaimlerChrysler Corporation from November 1998 to March 2000. Prior to the merger of Chrysler Corporation and Daimler Benz AG, Mr. Capo served as the Treasurer of Chrysler Corporation from November 1991 to October 1998. He was first elected as Vice President of Chrysler Corporation in May 1993. Prior to holding these positions, Mr. Capo served as Vice President and Controller of Chrysler Financial Corporation. During his tenure at DaimlerChrysler, he also served at various times as a director of DaimlerChrysler Financial Services, DaimlerChrysler Canada Ltd., DaimlerChrysler North America Holdings and DaimlerChrysler Mexico Holdings. Mr. Capo currently serves as a director of Dollar Thrifty. Mr. Capo’s term as a director of Sonic will expire at the 2006 annual stockholders meeting.

Board and Committee Member Independence

Our Board of Directors has determined that currently a majority of its directors, and all of the members of Sonic’s board committees, have no material relationships with Sonic (other than as directors) and are, therefore, “independent” within the meaning of the NYSE’s current listing standards. When assessing the existence of a director’s relationship with Sonic and the materiality of any relationship, the Board of Directors considers all relevant facts and circumstances not only from the standpoint of the director in his or her individual capacity, but also from the standpoint of the persons to which the director is related and organizations with which the director is affiliated.

Because Mr. Bruton Smith holds more than 50% of the voting power of Sonic’s Common Stock, Sonic qualifies as a “controlled company” for purposes of the NYSE’s listing standards and is, therefore, not required to comply with all of the requirements of those listing standards, including the requirement that a listed company have a majority of independent directors. Nevertheless, as evidenced by Sonic’s Corporate Governance Guidelines, Sonic is committed to having its board membership in favor of independent directors. Following the Annual Meeting, five of Sonic’s ten directors will qualify as “independent” within the meaning of the NYSE’s current listing standards. One seat on Sonic’s Board of Directors will be vacant. Although Sonic has not yet identified a candidate to fill this vacancy, Sonic intends to take necessary and appropriate actions to restore the composition of the board to at least a majority of independent directors as soon as reasonably practicable.

Board Meetings and Committees of the Board

Attendance at Board and Committee Meetings. Our Board of Directors held five meetings during 2003. Each of the directors attended 75% or more of the aggregate number of meetings of the Board and committees of the Board on which the director served.

Executive Sessions of the Board of Directors and Committee Meetings. The independent directors meet in executive session without members of management present prior to or after each board meeting. Mr. Belk presides over these executive sessions.

Attendance at Annual Meetings of Stockholders. Pursuant to the Board of Directors’ policy, all directors are strongly encouraged to attend our annual stockholders meetings. All of our directors attended last year’s annual stockholders meeting.

Committees of the Board of Directors and their Charters. The Board of Directors of Sonic has three standing committees: the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee (the “NCG Committee”). Each of these committees acts pursuant to a written charter adopted by the Board of Directors. A copy of each committee charter is available on our website at www.sonicautomotive.com. The information on our website is not a part of this proxy statement.

The Audit Committee currently consists of Messrs. Belk, Capo and Heller and Ms. Keller. The Compensation Committee currently consists of Messrs. Belk, Benton, Heller and Rewey. The NCG Committee currently consists of Messrs. Rewey, Benton and Capo and Ms. Keller. Set forth below is a summary of the principal functions of each committee.

Audit Committee. The Audit Committee appoints Sonic’s independent accountants, reviews and approves the scope and results of audits performed by them and the Company’s internal auditors, and reviews and approves the independent accountant’s fees for audit and non-audit services. It also reviews corporate compliance matters and reviews the adequacy and effectiveness of the Company’s internal accounting and financial controls, its significant accounting policies, and its financial statements and related disclosures. A more detailed description of the Audit Committee’s duties and responsibilities can be found in its charter. Our Board of Directors has determined that each of Messrs. Capo, Belk and Heller qualifies as an “audit committee financial expert” as defined by the current rules of the SEC, is “financially literate” as that term is defined by the rules of the NYSE, has accounting or related financial management expertise and are “independent” as defined in SEC Rule 10A-3(b)(1) and Section 303A.02 of the NYSE Listed Company Manual. The Audit Committee met nine times during 2003. A copy of Sonic’s Audit Committee Charter is attached as Appendix A to this proxy statement.

Audit Committee Report

The Audit Committee is appointed by the Board of Directors to assist the board in fulfilling its oversight responsibilities relating to the Company’s accounting policies, reporting policies, internal controls, compliance with legal and regulatory requirements, and the integrity of the Company’s financial reports. The Audit Committee manages Sonic’s relationship with Sonic’s independent auditors, who are ultimately accountable to the Audit Committee. The Board of Directors has determined that each member of the Audit Committee is “financially literate” as such term is defined by the rules of the New York Stock Exchange (“NYSE”) and “independent” as such term is defined by the current rules of the NYSE and the Securities and Exchange Commission. In February 2004, the Board of Directors adopted an amended and restated written charter for the Audit Committee, a copy of which is attached as Appendix A to this proxy statement and is available on the Company’s corporate web site, www.sonicautomotive.com.

The Audit Committee reviewed the audited financial statements of Sonic as of and for the year ended December 31, 2003 with management and the independent accountants. Management has the responsibility for preparing the financial statements, certifying that Sonic’s financial statements are complete, accurate, and prepared in accordance with generally accepted accounting principles, and implementing and maintaining internal controls. The independent accountants have the responsibility for performing an independent audit of the financial statements in accordance with generally accepted auditing standards. The Audit Committee also discussed and reviewed with the independent accountants all communications required by generally accepted auditing standards, including those described in SAS No. 61, as amended, “Communication with Audit Committees” and including those described in SAS No. 99 “Consideration of Fraud in a Financial Statement Audit.” With and without management present, the Audit Committee discussed and reviewed the results of the independent accountants’ audit of the financial statements.

During 2003, the Audit Committee met nine times, including meetings to discuss the interim financial information contained in each quarterly earnings announcement for the quarters ended December 31, 2002, March 31, 2003, June 30, 2003 and September 30, 2003 with the chief financial officer and the independent accountants prior to public release.

In discharging its oversight responsibility as to the audit process, the Audit Committee obtained from the independent accountants a formal written statement describing all relationships between the independent accountants and Sonic that might bear on their independence consistent with Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees.” The Audit Committee discussed with the independent accountants the independent accountant’s independence and discussed with management, internal auditors and the independent accountants the adequacy and effectiveness of Sonic’s internal accounting and financial controls, the internal audit function’s organization, responsibilities, budget and staffing and reviewed with both the independent accountants and the internal auditors their audit plans, audit scope, and identification of audit risks.

Based on these reviews and discussions with management and the independent accountants, the Audit Committee recommended to the Board and the Board approved that Sonic’s audited financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2003 for filing with the Securities and Exchange Commission. The Committee also recommended the reappointment, subject to stockholder ratification, of the independent accountants, Deloitte & Touche LLP, and the Board concurred in such recommendation.

Thomas P. Capo, Chairman

H. Robert Heller

Maryann N. Keller

William I. Belk

Compensation Committee. The Compensation Committee administers certain compensation and employee benefit plans of Sonic, annually reviews and determines compensation, including annual salaries, bonus performance goals, bonus plan allocations, stock option grants and other benefits, direct and indirect, of all executive officers and other senior officers of Sonic. The Compensation Committee administers the Sonic Automotive, Inc. 1997 Stock Option Plan (the “Stock Option Plan”), the Sonic Automotive, Inc. Employee Stock Purchase Plan, the Sonic Automotive, Inc. Incentive Compensation Plan (the “Incentive Compensation Plan”) and certain other employee stock plans, approves individual stock option grants under the plans it administers and periodically reviews Sonic’s executive compensation programs and takes action to modify programs that yield payments or benefits not closely related to Sonic’s or its executives’ performance. The Compensation Committee will administer the 2004 Stock Incentive Plan (the “Stock Incentive Plan”), if it is approved by the stockholders. The Board of Directors has determined that all committee members are “independent” as defined in the current listing standards of the NYSE. The Compensation Committee met four times during 2003.

Nominating and Corporate Governance Committee. The NCG Committee is responsible for identifying individuals who are qualified to serve as directors of Sonic and for recommending qualified nominees to the Board of Directors for election or re-election as directors of Sonic. The NCG Committee will consider director nominees submitted by stockholders in accordance with the provisions of Sonic’s Bylaws. The NCG Committee is also responsible for recommending committee members and chairpersons of committees of our Board of Directors and for establishing a system for, and monitoring the process of, performance reviews of the Board of Directors and its committees. Finally, the NCG Committee is responsible for developing and recommending to the Board of Directors a set of corporate governance principles applicable to Sonic. The Board of Directors has determined that all committee members are “independent” as defined in the current listing standards of the NYSE. The NCG Committee met four times during 2003.

How to communicate with the Board of Directors and Independent Directors. Stockholders wishing to communicate with our Board of Directors, or any of our independent directors, may do so by sending a written communication addressed to the respective director(s) in care of Sonic Automotive, Inc., 5401 East Independence Blvd., Charlotte, North Carolina 28212. Stockholders wishing to communicate with our independent directors as a group may do so by sending a written communication to William I. Belk, as lead independent director, at this address. Any communication addressed to any director that is received at Sonic’s principal office shall be delivered or forwarded to the respective director(s) as soon as practicable.

Stockholder Nominations of Directors

Stockholders may recommend a director candidate for consideration by the NCG Committee by submitting the candidate’s name in accordance with provisions of our Bylaws that require advance notice to Sonic and certain other information. In general, under the Bylaws, the written notice must be received by Sonic’s Corporate Secretary not less than sixty (60) and not more than ninety (90) days prior to the annual meeting. The notice must contain, among other things, the nominee’s name, date of birth, business and residential address and the information that would be required to be disclosed about the nominee pursuant to the SEC’s rules in a proxy statement and, with respect to the stockholder submitting the nomination and anyone acting in concert with that stockholder, the name and business address of the stockholder and the person acting in concert with the stockholder, a representation that the stockholder is a record holder of Voting Stock, a description of all arrangements, understanding or relationships between or among the stockholder, any person acting in concert with the stockholder and the nominee and the class and number of shares of Voting Stock beneficially owned by the stockholder and any person acting in concert with that stockholder. A stockholder who is interested in recommending a director candidate should request a copy of Sonic’s bylaw provisions by writing to Stephen K. Coss, Vice President, General Counsel and Secretary, Sonic Automotive, Inc., 5401 East Independence Boulevard, Charlotte, North Carolina 28212.

The NCG Committee has a process of identifying and evaluating potential nominees for election as members of the Board, which includes considering recommendations by directors and management and may include engaging third party search firms to assist the NCG Committee in identifying and evaluating potential nominees. Because to date Sonic has not received a nomination for director from its stockholders, the NCG Committee has not adopted a specific policy concerning stockholder nominees for director or a policy concerning whether a director nominee will be evaluated differently if he or she is recommended by a stockholder, a director or Sonic’s management. The NCG Committee will consider whether to adopt a policy regarding stockholder nominees for director and whether these nominees will be treated differently from those submitted by other directors or management in the future.

As set forth in Sonic’s Bylaws, Sonic’s Corporate Governance Guidelines and the Charter of Sonic’s Nominating and Corporate Governance Committee, the NCG Committee considers potential nominees for directors from all sources, develops information from many sources concerning the potential nominee, and makes a decision whether to recommend any potential nominee for consideration for election as a member of the Board. Sonic’s qualification standards for directors are set forth in its Corporate Governance Guidelines, a copy of which is available on our website. These standards include the director’s or nominee’s:

•	independent judgment;

•	ability to qualify as an “independent” director (as defined under applicable SEC rules and NYSE listing standards);

•	ability to broadly represent the interests of all stockholders and other constituencies;

•	maturity and experience in policy making decisions;

•	time commitments, including service on other boards of directors;

•	business skills, background and relevant expertise that are useful to Sonic and its future needs;

•	willingness and ability to serve on committees of the board of directors; and

•	other factors relevant to the NCG Committee’s determination.

ADOPTION OF STOCK INCENTIVE PLAN

The Board of Directors proposes that stockholders approve the Stock Incentive Plan. The Board of Directors believes that it is in the best interests of Sonic and its stockholders to adopt a new plan that will allow Sonic to provide a variety of equity-based incentives to key employees and consultants of Sonic and its subsidiaries (the “Company”). Therefore, the Board of

Directors adopted the Stock Incentive Plan on February 19, 2004, subject to stockholder approval. The Stock Incentive Plan will allow the Company to continue to attract and retain key employees and consultants and to provide them with incentives to contribute to the Company’s growth and success as well as align their interests with those of Sonic’s stockholders.

Sonic also maintains the 1997 Stock Option Plan (the “1997 Plan”) under which stock options are currently granted. The 1997 Plan previously was approved by Sonic’s stockholders. There are outstanding stock options under the 1997 Plan at this time and Sonic will continue to have the right to grant stock options in accordance with the provisions of the 1997 Plan until its termination on October 9, 2007. Approval of the Stock Incentive Plan will not amend or modify the 1997 Plan or adversely affect rights under any outstanding stock options previously granted under the 1997 Plan. Under the 1997 Plan, Sonic is authorized to issue up to 9,000,000 shares of Sonic’s Class A Common Stock. As of December 31, 2003 stock options to purchase a total of 8,261,191 shares of Class A Common Stock had been exercised or remained outstanding under the 1997 Plan, leaving 738,809 shares available for future issuance. There has been no decision with respect to the number of options that may be granted hereafter under the 1997 Plan.

The following is a summary of the Stock Incentive Plan submitted for stockholder approval. The summary describes the major features of the Stock Incentive Plan, but it is qualified by reference to the full text of the Stock Incentive Plan, which is included in this Proxy Statement as Appendix B.

Administration

The Stock Incentive Plan will be administered by the Compensation Committee of the Board of Directors. The Compensation Committee has the full authority to select the recipients of awards granted under the Stock Incentive Plan, to determine the type and size of awards, and to determine and amend the terms, restrictions and conditions of awards. The Compensation Committee also has the full authority to construe and interpret the Stock Incentive Plan and any related award agreement, to establish rules and regulations relating to the administration of the Stock Incentive Plan, to delegate administrative responsibilities and to make all other determinations that may be necessary or advisable for the administration of the Stock Incentive Plan.

Eligibility

Eligibility for awards under the Stock Incentive Plan is limited to the Company’s key employees (including employees who are also officers and/or directors) and consultants as selected by the Committee based on, among other things, their duties and the Compensation Committee’s assessment of their present and potential contributions to the success of the Company. To date, no one has been selected for participation in the Stock Incentive Plan. The Compensation Committee will determine, in its discretion, the future recipients of awards and types of sizes of awards.

Types of Awards

Awards under the Stock Incentive Plan may be granted in the form of incentive stock options that qualify under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), nonstatutory stock options, stock appreciation rights, restricted stock, restricted stock units, stock awards and performance awards. Each type of award is discussed in more detail below.

Shares Subject to the Stock Incentive Plan and Award Limits

The number of shares of Sonic’s Class A Common Stock reserved for issuance under the Stock Incentive Plan is 2,000,000, subject to adjustment as described below. The closing price of a share of Sonic’s Class A Common Stock on the NYSE on March 10, 2004 was $24.44.

If shares of Class A Common Stock subject to an award under the Stock Incentive Plan are forfeited or the award is settled in cash or otherwise terminates for any reason without the issuance of such shares, those shares will be available for further awards under the Stock Incentive Plan.

No individual may be granted options and/or stock appreciation rights under the Stock Incentive Plan with respect to an aggregate of more than 500,000 shares of Class A Common Stock during any calendar year. With respect to all other types of awards, no individual may be granted awards with respect to an aggregate of more than 250,000 shares of Class A Common Stock during any calendar year.

In the event of a reorganization, recapitalization, stock split, stock dividend, combination of shares, merger, consolidation, or similar transaction or other change in corporate structure affecting Sonic’s Class A Common Stock, adjustments and substitutions, as applicable, will be made under the Stock Incentive Plan unless the Compensation Committee determines otherwise, including adjustments to the number of shares of Class A Common Stock which may be issued under the Stock Incentive Plan, the number of shares of Class A Common Stock subject to the award limits under the Stock Incentive Plan, and the number and price of shares of Class A Common Stock subject to outstanding awards under the Stock Incentive Plan.

Stock Options

Stock options may be granted under the Stock Incentive Plan in the form of either incentive stock options (also referred to as “ISOs”) intended to qualify under Section 422 of the Code or nonstatutory stock options. Incentive stock options can be granted only to employees of the Company. Stock options give the recipient an opportunity to purchase shares of Sonic’s Class A Common Stock from Sonic at a designated exercise price.

The exercise price of options granted under the Stock Incentive Plan is determined at the discretion of the Compensation Committee, but the exercise price per share generally may not be less than the fair market value of a share of Sonic’s Class A Common Stock on the grant date of the option. In the case of incentive stock options granted to any holder on the date of grant of more than 10% (directly or by attribution through relatives or entities in which the holder has an ownership interest) of the total combined voting power of all classes of stock of Sonic or a parent or subsidiary corporation (a “10% Stockholder”), the exercise price per share may not be less than 110% of the fair market value of a share of Class A Common Stock on the grant date. Under the Stock Incentive Plan, fair market value generally is based on the closing price of Sonic’s Class A Common Stock on the NYSE on the last trading date immediately preceding the grant date.

The exercise price of an option may be paid in cash, or if permitted by the Compensation Committee, in shares of Sonic’s Class A Common Stock owned by the option holder or by other means the Company determines to be consistent with applicable law (including, for example, “cashless exercises”).

The Compensation Committee will establish the time period within which options must be exercised, but this period may not exceed ten years from the grant date of the option or, in the case of incentive stock options granted to a 10% Stockholder, five years from the grant date of the option. Options may expire before the end of the option period if the option holder ceases to perform services for the Company. Stock options will be exercisable at such time or times and subject to such restrictions as determined by the Compensation Committee. To the extent that the fair market value of incentive stock options (determined based on the fair market value on the grant date) that become exercisable for the first time in a calendar year exceeds $100,000, such options generally will be deemed nonstatutory stock options.

Except as otherwise provided by the Compensation Committee, the following rules apply if an option holder’s service with the Company terminates. If an option holder’s service with the Company terminates for any reason other than cause, involuntary termination without cause, disability or death, the option holder generally may exercise his or her stock options (to the extent vested) within the 60-day period following such termination. If the option holder is terminated for cause, the option holder’s stock options will immediately expire and no longer can be exercised. If the option holder is involuntarily terminated without cause, options (to the extent vested) generally may be exercised during the 90-day period following termination. If the option holder’s service terminates due to his or her disability, options (to the extent vested) generally may be exercised during the one-year period following termination. If the option holder dies while employed or during the applicable exercise period following termination as described above, options (to the extent vested) generally may be exercised during the one-year period following the option holder’s death. In no event can an option be exercised after the expiration of its term (i.e., the option period fixed by the Compensation Committee).

Options generally may not be transferred other than by will or the laws of descent and distribution and options generally may be exercised during the lifetime of the option holder only by the option holder. However, the Compensation Committee, in its discretion, may permit the transfer of nonstatutory stock options, without consideration, to certain family members or family-related trusts, foundations or other entities, subject to limitations determined by the Compensation Committee.

Stock Appreciation Rights

Stock appreciation rights (or “SARs”) allow a recipient to receive upon exercise an amount equal to the excess of the fair market value at that time of the shares of Sonic’s Class A Common Stock with respect to which the SARs are being exercised over the initial value assigned to such SARs. This amount may be payable in cash, shares of Class A Common Stock or a combination thereof, as determined by the Compensation Committee. The initial value of SARs granted under the Stock Incentive Plan is determined at the discretion of the Compensation Committee, but the initial value per share of Class A Common Stock covered by the SARs may not be less than the fair market value of a share of Sonic’s Class A Common Stock on the grant date of the SARs. For this purpose, fair market value generally is based on the closing price of Sonic’s Class A Common Stock on the NYSE on the last trading date immediately preceding the grant date.

SARs may be granted in tandem with stock options or independently. The Compensation Committee will establish the time period within which SARs must be exercised, but this period may not exceed ten years from the grant date of the SARs. SARs granted in tandem with stock options must have the same term as the options to which they relate. SARs may expire before the end of the exercise period if the recipient ceases to perform services for the Company. SARs will be exercisable at such time or times and subject to such restrictions as determined by the Compensation Committee. However, SARs granted in tandem with stock options may be exercised only with respect to the shares of Class A Common Stock for which their related stock options are then exercisable. The exercise of either options or SARs that are granted in tandem will result in the termination of the other to the extent of the number of shares of Class A Common Stock with respect to which such options or SARs are exercised.

If an individual’s service with the Company terminates, SARs then held by such individual will terminate on the same terms and conditions that apply to stock options as described above, unless otherwise provided by the Compensation Committee.

SARs generally may not be transferred other than by will or the laws of descent and distribution and SARs generally may be exercised during the lifetime of the recipient only by the recipient. However, the Compensation Committee, in its discretion, may permit the transfer of SARs, without consideration, to certain family members or family-related trusts, foundations or other entities, subject to limitations determined by the Compensation Committee.

Restricted Stock and Restricted Stock Units

Restricted stock is an award of shares of Sonic’s Class A Common Stock that is subject to restrictions and such other terms and conditions as the Compensation Committee determines. Restricted stock units represent the right to receive shares of Class A Common Stock or the value of shares of Class A Common Stock in the future, but no shares are actually awarded to recipients on the date of grant. Once applicable restrictions lapse or have been satisfied, restricted stock units may be payable in cash, shares of Class A Common Stock or a combination thereof, as determined by the Compensation Committee.

The Compensation Committee will determine the type of restrictions applicable to the award, which can include restrictions based on achievement of financial or other business objectives (including objective performance goals as described below), the occurrence of a specific event, continued service for a period of time or other time-based restrictions. The Compensation Committee also will determine the purchase price, if any, to be paid for the restricted stock or restricted stock units. Restricted stock units are not transferable and restricted stock generally may not be transferred until all restrictions applicable to the award have lapsed or been satisfied.

If the recipient of restricted stock or restricted stock units ceases to perform services for the Company, all shares of Class A Common Stock or restricted stock units, as the case may be, that are still subject to restrictions generally will be forfeited unless the Compensation Committee waives such restrictions.

A recipient of restricted stock generally will have certain rights and privileges of a stockholder, including the right to vote such shares of restricted stock and to receive dividends, if any (although the Compensation Committee may require that any dividends be reinvested in additional shares of restricted stock). A recipient of restricted stock units will not have any voting or other stockholder rights, but if a dividend is declared on the Class A Common Stock, the Compensation Committee may, in its discretion, determine that recipients receive dividend equivalents with respect to restricted stock units and the form thereof.

Stock Awards

The Compensation Committee may grant other types of stock awards that involve the issuance of shares of Class A Common Stock or that are valued by reference to shares of Class A Common Stock. The terms and conditions applicable to such stock awards will be determined by the Compensation Committee in its discretion.

Performance Awards

The Stock Incentive Plan allows the Compensation Committee to designate a grant of restricted stock, restricted stock units or a stock award as a performance award intended to qualify as performance-based compensation under Section 162(m) of the Code. Section 162(m) of the Code generally limits Sonic’s annual federal income tax deduction for compensation paid to certain covered employees (generally, the Chief Executive Officer and the four other highest paid officers) to $1 million with respect to each such officer. However, compensation that qualifies as “performance-based compensation” under Section 162(m) is not subject to this deduction limit. Compensation qualifies as performance-based only if it satisfies certain requirements, including that the material terms of the plan and performance goals under which the awards will be paid are disclosed to and approved by the stockholders. Accordingly, the Board of Directors is seeking stockholder approval of the Stock Incentive Plan in part to satisfy the requirements of Section 162(m) of the Code.

For performance awards, the Compensation Committee will establish in writing the performance goals upon which the performance award is contingent, the period over which such goals will be measured and any other applicable conditions. These terms must be established within 90 days after the beginning of the applicable period (or, if earlier, by the date on which 25% of the period has been completed).

The performance goals established by the Compensation Committee must be objectively determinable and will be based on one or more of the following: stock price; earnings per share; net earnings; operating or other earnings; profits; revenues; net cash flow; financial return ratios; stockholder return; return on equity; return on investment; return on net assets; debt rating; sales; expense reduction levels; growth in assets, sales, or market share; or strategic business objectives based on meeting specified revenue goals, market penetration goals, customer satisfaction goals, geographic business expansion goals, cost targets or goals relating to acquisitions or divestitures. Performance goals may be based on the performance of Sonic, based on the individual’s division, business unit or employing subsidiary, based on the performance of one or more divisions, business units or subsidiaries, based on the performance of the Company as a whole or based on any combination of the foregoing. Performance goals may be either absolute in their terms or relative. Performance goals may provide for the inclusion or exclusion of items such as the effect of unusual charges or income items or other events, including acquisitions or dispositions of businesses or assets, restructurings, reductions in force, or changes in accounting principles or tax laws. The Compensation Committee also may establish subjective performance goals, provided that subjective performance goals generally may be used only to reduce, and not increase, an award. The Compensation Committee generally cannot waive the performance goal requirements except in its discretion in the case of the death or disability of the recipient or as otherwise provided under the Stock Incentive Plan in the event of a change in control (as described below).

As noted previously, no individual may be granted restricted stock, restricted stock units or stock awards with respect to an aggregate of more than 250,000 shares of Class A Common Stock during any calendar year. In addition, the maximum cash payment that may be paid to an award recipient during a calendar year pursuant to a performance award is $2,000,000.

The Compensation Committee may, in its discretion, grant awards to covered officers that are not intended to qualify as “performance-based compensation” under Section 162(m) of the Code.

Change in Control

Under the Stock Incentive Plan, a “change in control” generally means any merger or consolidation in which Sonic is not the surviving corporation and which results in the holders of the outstanding voting securities of Sonic (determined immediately prior to such merger or consolidation) owning less than a majority of the outstanding voting securities of the surviving corporation, any sale or transfer by Sonic of all or substantially all of its assets or any tender offer or exchange offer for, or the acquisition, directly or indirectly, by any person or group of, all or a majority of the then-outstanding voting securities of Sonic.

Upon either the consummation of a tender or exchange offer that constitutes a change in control or the third business day prior to the effective date of any other change in control, as the case may be, all outstanding stock options, SARs and stock awards generally will become fully vested and exercisable and all outstanding restricted stock and restricted stock units generally will become fully vested with all restrictions and conditions related thereto being deemed satisfied. Any outstanding awards that have been designated as performance awards will be accelerated and deemed to have been fully earned as of the date of the change in control, with a pro rata payment to be made within 30 days following the change in control based upon an assumed achievement of the applicable performance goals and the extent to which the performance period has elapsed prior to the change in control.

Amendment, Suspension or Termination

The Board of Directors may at any time amend, suspend or terminate the Stock Incentive Plan in whole or in part for any purpose, provided that such action may be subject to stockholder approval if (1) it is necessary, or the Board determines that it is desirable, to comply with the Code, the Securities Exchange Act of 1934, as amended, securities exchange listing requirements or other legal or regulatory requirements or (2) the action is intended to allow the exercise price of outstanding stock options to be reduced by repricing or replacing such options. Unless terminated earlier, the Stock Incentive Plan will terminate ten years from its adoption by the Board of Directors. The Compensation Committee also may amend the terms of an outstanding award. However, no amendment, suspension or termination of the Stock Incentive Plan (or amendment of an outstanding award) may adversely affect in any material way the rights of the holder of any outstanding award without his or her consent.

Federal Income Tax Consequences

The following is a brief summary of the federal income tax consequences that generally apply with respect to awards that may be granted under the Stock Incentive Plan. This summary is based on current laws and regulations that may change in the future. This summary is not intended to be exhaustive and does not describe a number of special tax rules, including any foreign, state or local tax consequences, wage withholding requirements or various other rules that could apply to a particular individual or to the Company under certain circumstances.

Nonstatutory Stock Options

The grant of nonstatutory stock options has no federal income tax consequences to the Company or the option holder. Upon the exercise of a nonstatutory stock option, the option holder will recognize ordinary income equal to the excess of the fair market value of the acquired shares on the date of exercise over the exercise price paid for the shares. The Company generally will be allowed a federal income tax deduction equal to the same amount that the option holder recognizes as ordinary income. In the event of the disposition of the acquired shares of Common Stock, any additional gain (or loss) generally will be taxed to the option holder as either short-term or long-term capital gain (or loss) depending on how long the shares were held.

Incentive Stock Options

The grant and exercise of incentive stock options have no federal income tax consequences to the Company. The grant and exercise of incentive stock options generally have no ordinary income tax consequences to the option holder. However, upon the exercise of an incentive stock option, the option holder has to treat the excess of the fair market value on the date of exercise over the exercise price as an item of tax adjustment for alternative minimum tax purposes, which may result in alternative minimum tax liability.

If the option holder retains the shares of Class A Common Stock acquired upon the exercise of an incentive stock option for at least two years following the grant date of the option and one year following exercise of the option, the subsequent disposition of such shares will ordinarily result in long-term capital gains or losses to the option holder equal to the difference between the amount realized on disposition of the shares and the exercise price. The Company will not be entitled to any deduction in such case. If the holding period requirements described above are not met, the option holder will recognize ordinary income upon disposition of the Class A Common Stock equal to the excess of the fair market value of the shares on the date of exercise (or, if less, the amount received on disposition of the shares) over the exercise price. The Company will be entitled to a corresponding tax deduction in the same amount. Any additional gain (or loss) realized by the option holder on the disposition of the Class A Common Stock will be taxed as short-term or long-term capital gain (or loss), as applicable.

Stock Appreciation Rights

The grant of SARs has no federal income tax consequences to the Company or the recipient. Upon the exercise of SARs, the recipient will recognize ordinary income equal to the amount of cash received and the fair market value of any shares of Class A Common Stock received. The Company generally will be allowed a federal income tax deduction equal to the same amount that the recipient recognizes as ordinary income.

Restricted Stock

There generally should not be any federal income tax consequences to the Company or the recipient upon the grant of restricted stock. The recipient normally will recognize ordinary income when shares of the restricted stock vest (which means that the shares are no longer subject to a substantial risk of forfeiture) or become transferable, whichever occurs first. However, a recipient instead may elect to recognize ordinary income at the time the restricted stock is granted by making an election under Section 83(b) of the Code within 30 days after the grant date. In either case, the recipient will recognize ordinary income equal to the fair market value of such shares of stock at the time the income is recognized (reduced by the amount, if any, the recipient paid for the stock) and the Company generally will be entitled to a corresponding tax deduction (subject to Section 162(m) limitations). If the recipient subsequently disposes of the shares of Class A Common Stock, any additional gain (or loss) should be eligible for short-term or long-term capital gain tax treatment, depending on how long the shares were held after the ordinary income was recognized. If a recipient makes an “83(b) election” and then forfeits the shares of Class A Common Stock, the recipient normally will not be entitled to any tax deduction or refund with respect to the tax already paid.

Restricted Stock Units

The grant of restricted stock units has no federal income tax consequences to the Company or the recipient. When the restricted stock units vest and become payable, the recipient will recognize ordinary income equal to the amount of cash received and the fair market value of any shares of Class A Common Stock received. The Company generally will be allowed a federal income tax deduction equal to the same amount that the recipient recognizes as ordinary income (subject to Section 162(m) limitations).

Other Stock Awards

The federal income tax consequences of other stock awards will depend on the form of such awards.

Section 162(m)

As discussed above, Section 162(m) of the Code generally limits the Company’s annual federal income tax deduction for compensation paid to certain covered employees (generally, the Chief Executive Officer and the four other most highly compensated officers) to $1 million with respect to each such officer. However, compensation that qualifies as “performance-based compensation” under Section 162(m) is not subject to this deduction limit. If the Stock Incentive Plan is approved by Sonic’s stockholders, Sonic intends that stock options, stock appreciation rights and performance awards granted to covered employees generally should qualify as “performance-based” compensation that will not be subject to the Section 162(m) deduction limit.

Stock Incentive Plan Benefits

As of the date of this Proxy Statement, no awards have been granted under the Stock Incentive Plan. Since the Stock Incentive Plan is subject to stockholder approval and all future awards under the Stock Incentive Plan will be made at the discretion of the Compensation Committee, awards that may be received by any particular person or group pursuant to the Stock Incentive Plan are not presently determinable.

SELECTION OF INDEPENDENT ACCOUNTANTS

The Audit Committee has selected the firm of Deloitte & Touche LLP to serve as the principal independent accountants of Sonic for the fiscal year ending December 31, 2004. Deloitte & Touche LLP has acted in such capacity for Sonic since its organization in 1997.

Representatives of Deloitte & Touche LLP will attend the Annual Meeting. They will have an opportunity to make a statement if they so desire, and to respond to appropriate questions.

Stockholder ratification of the Audit Committee’s selection of Deloitte & Touche LLP as our independent accountants is not required by our Bylaws or otherwise. The Board is submitting the selection of Deloitte & Touche LLP to the stockholders for ratification and will reconsider whether to retain Deloitte & Touche LLP if the stockholders fail to ratify the

Audit Committee’s selection. In addition, even if the stockholders ratify the selection of Deloitte & Touche LLP, the Audit Committee may in its discretion appoint a different independent accounting firm at any time during the year if the Audit Committee determines that a change is in the best interests of Sonic.

Fees and Services

For the fiscal years ended December 31, 2002 and 2003, fees for services provided by Deloitte & Touche LLP were as follows:

	2002		2003
Audit Fees(1)
Recurring Audit and Quarterly Reviews	$623,000		$613,000
Registration Statements and Related Services	170,000		310,000
Audit-Related Fees(2)
Audits of Acquired Businesses	740,000		0
Tax Fees(3)
Tax Compliance Services	9,000		10,500
Tax Planning and Advice	72,000	(4)	64,000
All Other Fees (5)	0		0

(1)	Audit fees consist of fees for professional services rendered in connection with or related to the audit of our consolidated annual financial statements, for the review of interim consolidated financial statements in Form 10-Qs and for services normally provided in connection with statutory and regulatory filings or engagements, including registration statements. Certain of these fees will be billed in 2004 as services are rendered in connection with the audit of Sonic’s financial statements for the fiscal year ended December 31, 2003.

(2)	Audit-related fees consist of fees billed for assurance and related services reasonably related to the performance of the audit or review of our audited or interim consolidated financial statements and are not reported under the heading “Audit Fees.”

(3)	Tax fees consist of fees billed for professional services rendered for tax compliance, tax advice and tax planning.

(4)	Includes fees in 2003 primarily related to property tax assessments and payroll tax assistance services.

(5)	All other fees consist of fees billed for products and services other than the services reported in other categories.

The Audit Committee considers the provision of these non-audit services to be compatible with maintaining Deloitte & Touche LLP’s independence.

Pre-approval of Audit and Non-Audit Services of Independent Auditor

The Audit Committee is responsible for pre-approving all audit and non-audit services provided by Sonic’s independent auditors, and pre-approved all of the services provided in 2003. These services may include audit services, audit-related services, tax services and other services. The Audit Committee has delegated its pre-approval authority to its chairman. The chairman in turn reports to the Audit Committee at least quarterly on audit and non-audit services he pre-approved since his last report.

EXECUTIVE COMPENSATION

Compensation Committee Report on Executive Compensation

2003 Executive Officer Compensation Program

The policy of the Compensation Committee is to:

•	link executive compensation to Sonic’s business strategy and performance in order to attract, retain and reward key executive officers;

•	provide performance incentives and equity-based compensation to align the long-term interests of executive officers with those of Sonic’s stockholders; and

•	offer salaries and incentive performance pay opportunities that are competitive in the marketplace.

Sonic’s executive compensation program is comprised of two components: annual cash compensation, paid in the form of annual salary and performance-based bonuses, and long-term compensation, paid principally in the form of options to purchase the Company’s Class A Common Stock. Prior to 2003, the Compensation Committee typically adjusted the base salaries of and awarded cash bonuses and stock options to executive officers early in the fourth quarter of each fiscal year. However, in early 2003, the Compensation Committee decided to shift this schedule so that adjustments of base salaries and awards of cash bonuses and stock options would be made by the Committee early in the first quarter of each year, commencing with the 2004 calendar year.

The Board of Directors has determined that each member of the Compensation Committee is “independent” as defined in the current listing standards of the New York Stock Exchange.

Annual Cash Compensation

Annual cash compensation for Sonic’s executive officers consists of a base salary and the potential for an annual cash bonus. The annual cash compensation paid by Sonic to its executive officers during 2003 was targeted to be competitive principally in relation to other automotive retailing companies (such as those included in the Peer Group Index in the performance graph elsewhere herein), although the Compensation Committee also considered the compensation of executives of some retailing companies not included in the Peer Group Index because the Compensation Committee considered those other companies to be in relatively comparable industries. Analysis of the competitiveness of annual cash compensation paid by Sonic to its executives was provided to the Compensation Committee in October 2002 by an independent consulting firm specializing in executive compensation.

The base salaries of Sonic’s executive officers (other than Messrs. Wright and Wyatt, as discussed below) and adjustments to executive officers’ base salaries (including adjustments to the base salaries of Messrs. Wright and Wyatt) are based upon a subjective evaluation of the executive’s performance by the Compensation Committee and recommendations submitted to the Committee by the Chief Executive Officer. The Compensation Committee’s evaluation is based upon non-quantitative factors such as positions of responsibility and authority, years of service and annual performance evaluations. Mr. Wright’s base salary was initially established in an employment agreement he entered into with Sonic in October 2000, which base salary is subject to adjustment as provided in the employment agreement. Mr. Wyatt’s base salary was initially established in an employment agreement he entered into with Sonic on March 31, 2003, which base salary is subject to adjustment as provided in the employment agreement. The Compensation Committee did not make any adjustments to the base salaries of any of Sonic’s executive officers during the 2003 calendar year.

None of Sonic’s executive officers received an annual cash bonus during the 2003 calendar year. Prior to 2003, Sonic’s executive officers traditionally had been awarded annual cash bonuses in October of each year based on subjective evaluations of each executive officer’s performance by the Compensation Committee. For the 2003 calendar year, however, the Compensation Committee determined that each of Sonic’s executive officers would participate in the Sonic Automotive, Inc. Incentive Compensation Plan (the “Incentive Plan”), and would have their respective annual cash bonuses determined based upon attainment of objective, performance based goals established by the Committee pursuant to the terms of the Incentive Plan. The Committee established objective, performance based goals and target bonus awards for each executive officer (not including Mr. Wyatt, who commenced employment with the Company on April 7, 2003) for the performance period beginning January 1, 2003 and ending December 31, 2003, with annual cash bonuses to be paid in February 2004 following the Committee’s determination of achievement of the specified performance goals. The Committee established four categories of performance objectives to be measured for each of the executive officers: return on net assets, EBITDA margin, market share improvement for the Company’s dealerships in specified major brands, and customer satisfaction performance for the Company’s dealerships in specified major brands. The Committee also established targeted award amounts for each of the executive officers for specified levels of achievement within each of the four performance categories, subject to a reduction in the event the Committee determined that subjective or other factors warranted a reduction. On February 19, 2004, the Committee determined that certain of the specified performance goals had been met for the respective executive officers, and that certain of the other specified performance goals had not been met, resulting in awards under the Incentive Plan of $195,000 to Mr. Scott Smith, $195,000 to Mr. Wright, $195,000 to Mr. Rachor and $157,500 to Mr. Iuppenlatz. The Compensation Committee further determined that no subjective or other factors warranted a reduction in the awards to each of these executive officers, and approved payment of these respective awards in lump sum cash bonuses to these executive officers in February 2004. The Committee also awarded Mr. Iuppenlatz an additional cash bonus of $10,000 on February 19, 2004. Pursuant to the terms of Mr. Wyatt’s employment agreement with Sonic, the Committee awarded Mr. Wyatt a cash bonus of $200,000 on February 19, 2004.

Long-term Compensation

Sonic’s long-term compensation program is based principally upon awards of options to purchase shares of its Class A Common Stock under the Stock Option Plan. The Compensation Committee believes that equity-based compensation is the most effective means of aligning the long-term interests of Sonic’s executive officers with those of its stockholders. Awards of stock options (other than to the Chief Executive Officer) are based upon a subjective evaluation of the executive’s performance by the Compensation Committee and recommendations submitted to the Committee by the Chief Executive Officer. The Compensation Committee’s evaluation considers a number of non-quantitative factors, including the responsibilities of the individual officers for and contribution to Sonic’s operating results (in relation to Sonic’s other optionees), their expected future contributions and the levels of stock options currently held by the executive officers individually and in the aggregate. With the exception of Mr. Wyatt (as discussed below), none of Sonic’s executive officers were awarded stock options under the Stock Option Plan by the Compensation Committee during the 2003 calendar year. Pursuant to the terms of Mr. Wyatt’s employment agreement with Sonic entered into on March 31, 2003, Mr. Wyatt was awarded options to purchase 75,000 shares of Sonic’s Class A Common Stock on April 21, 2003 at an exercise price of $15.90 per share (the closing price of Sonic’s Class A Common Stock on the day preceding the award), with such options vesting in three equal installments on the first, second and third anniversaries of the date of grant. For additional details concerning the options granted to and held by the executive officers during 2003, see “—Option Grants in 2003” and “—Fiscal Year-End Option Values.”

Executive officers of Sonic (including the Chief Executive Officer) were also eligible to participate in the Sonic Automotive, Inc. Deferred Compensation Plan (the “Deferred Plan”) during the 2003 calendar year. Under the Deferred Plan, eligible employees were able to elect to defer a portion of their annual cash compensation, up to a maximum of 20% or $50,000, whichever was lower. Sonic makes cash matching contributions of 20% of the amount deferred by the employee, not to exceed $10,000 per year in matching contributions. Sonic may also make supplemental contributions for eligible employees to make up for the additional matching contributions the employees would have received under Sonic’s 401(k) plan in the absence of legal limitations on the amount of compensation that can be considered under the 401(k) plan (e.g., $200,000 for 2003). Sonic’s contributions generally vest pro rata over a five year period. Participation in the Deferred Plan is offered annually to a select group of our management and highly compensated employees.

Executive officers of Sonic (including the Chief Executive Officer) were also eligible in 2003 to participate in various benefit plans similar to those provided to other employees of Sonic. These benefit plans are intended to provide a safety net of coverage against various events, such as death, disability and retirement.

Chief Executive Officer Compensation

The Compensation Committee annually reviews and approves the compensation of O. Bruton Smith, Sonic’s Chief Executive Officer. For the 2003 calendar year, Mr. Smith’s annual base salary was not adjusted by the Compensation Committee, remaining the same amount as had been approved by the Compensation Committee in October 2002. The Committee’s adjustment of Mr. Smith’s base salary in October 2002 was based upon non-quantitative factors such as his position of responsibility and authority, years of service and a qualitative performance evaluation. Mr. Smith’s annual salary is targeted to be competitive principally in relation to other automotive retailing companies (such as those included in the Peer Group Index in the performance graph elsewhere herein), although the Compensation Committee also considered the compensation of executives of some retailing companies not included in the Peer Group Index because the Compensation Committee considered those other companies to be in relatively comparable industries. Analysis of the competitiveness of the annual compensation paid to Mr. Smith was provided to the Compensation Committee in October 2002 by an independent consulting firm specializing in executive compensation.

The Compensation Committee considers annual stock option awards to Mr. Smith based upon a subjective evaluation of his performance as Chief Executive Officer. The Compensation Committee’s evaluation is based upon a number of non- quantitative factors, including his responsibility for and contribution to Sonic’s operating results (in relation to Sonic’s other optionees), his expected future contributions and the number of stock options currently held by Mr. Smith individually and by all executive officers in the aggregate. During the 2003 calendar year, Mr. Smith was not awarded any grant of stock options by the Compensation Committee. For additional details concerning the stock options held by Mr. Smith as of December 31, 2003, see “—Fiscal Year-End Option Values.”

Mr. Smith did not receive an annual cash bonus from the Company during the 2003 calendar year. With respect to Mr. Smith’s annual cash bonus for 2003, the Compensation Committee determined that Mr. Smith would again participate in the Incentive Plan and would have his annual cash bonus determined based upon attainment of objective, performance based goals established by the Committee pursuant to the terms of the Incentive Plan. The Committee established objective, performance based goals and target bonus awards for Mr. Smith for the performance period beginning January 1, 2003 and ending December 31, 2003, with Mr. Smith’s annual cash bonus to be paid in February 2004 following the Committee’s determination of achievement of the specified performance goals. The Committee established four categories of performance objectives to be measured for Mr. Smith: return on net assets, EBITDA margin, market share improvement for the Company’s dealerships in specified major brands, and customer satisfaction performance for the Company’s dealerships in specified major brands. The Committee also established targeted award amounts for Mr. Smith for specified levels of achievement within each of the four performance categories, subject to a reduction in the event the Committee determined that subjective or other factors warranted a reduction. On February 19, 2004, the Committee determined that certain of the specified performance goals had been met for Mr. Smith, and that certain of the other specified performance goals had not been met, resulting in an award under the Incentive Plan to Mr. Smith of $492,187. The Compensation Committee further determined that no subjective or other factors warranted a reduction in the award to Mr. Smith, and approved payment of the award in a lump sum cash bonus to Mr. Smith in February 2004.

Federal Income Tax Considerations

As noted above, Sonic’s compensation policy is primarily performance-based. Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), imposes a limitation on the deductibility of annual compensation in excess of $1 million that is not performance-based. It is intended that compensation attributable to the exercise of stock options granted under the Stock Option Plan generally should qualify as deductible performance-based compensation. The Compensation Committee currently intends to continue to manage Sonic’s executive compensation program in a manner that will preserve federal income tax deductions. However, the Compensation Committee also must approach executive compensation in a manner which will attract, motivate and retain key personnel whose performance increases the value of Sonic. Accordingly, the Compensation Committee may from time to time exercise its discretion to award compensation that may not be deductible under Section 162(m) of the Code when in its judgment such award would be in the interests of Sonic.

William P. Benton, Chairman

H. Robert Heller

William I. Belk

Robert L. Rewey

Compensation of Executive Officers

The following table sets forth compensation paid by or on behalf of Sonic to the Chief Executive Officer of Sonic and to its other named executive officers for services rendered during Sonic’s fiscal years ended December 31, 2001, 2002 and 2003:

Summary Compensation Table

		Annual Compensation				Long-Term Compensation Awards
Name and Principal Position(s)	Year	Salary (1)	Bonus (2)	Other Annual Compensation (3)		Number of Shares Underlying Options	All Other Compensation (4)
O. Bruton Smith Chairman, Chief Executive Officer and Director	2003 2002 2001	$1,050,000 830,956 800,000	$492,187 750,000 200,000	— — —		-0- 100,000 100,000	— — —

B. Scott Smith Vice Chairman and Chief Strategic Officer and Director	2003 2002 2001	$800,000 588,200 550,000	$195,000 500,000 350,000	— — —		-0- 50,000 50,000	$7,385 10,000 —

Theodore M. Wright President and Director	2003 2002 2001	$800,000 503,846 450,000	$195,000 425,000 300,000	$74,901 58,050 52,109	(5) (5) (5)	300 50,300 40,300	$16,000 15,500 1,700

Jeffrey C. Rachor Executive Vice President and Chief Operating Officer and Director	2003 2002 2001	$802,564 316,591 285,000	$195,000 622,438 683,103	— — —		-0- 50,000 40,000	$15,231 15,500 1,700

Mark J. Iuppenlatz Senior Vice President of Corporate Development	2003 2002 2001	$350,000 307,692 279,038	$167,500 300,000 225,000	— — —		300 30,300 30,300	$6,000 5,500 1,700

(1)	Does not include the dollar value of perquisites and other personal benefits.
(2)	The amounts shown are cash bonuses paid in the specified year.
(3)	Excludes perquisites and other personal benefits that, in the aggregate, did not exceed the lesser of $50,000 or 10% of the total annual salary and bonus reported for such executive officer.
(4)	Includes company match to 401(k) plan and company contributions to Deferred Plan.
(5)	Includes interest imputed to a non-interest bearing advance to Mr. Wright under the terms of his employment agreement based on the applicable federal rate that was in effect on the date of the advance. The amount of this imputed interest was $40,250 in 2001, 2002 and 2003. Sonic also provides Mr. Wright with automobiles for personal use, the annual cost of which was $34,651 in 2003, $17,800 in 2002 and $11,859 in 2001.

Employment Agreements

Sonic has an employment agreement with Mr. Wright (the “Employment Agreement”), which provides for an annual base salary and certain other benefits. Mr. Wright’s base salary may be increased annually as determined by the Compensation Committee. The Employment Agreement also provides for the payment of an annual performance-based cash bonus. Mr. Wright will be eligible to receive bonuses under the Incentive Plan.

Under the terms of the Employment Agreement, Sonic will employ Mr. Wright through November 2005. Under the Employment Agreement, Mr. Wright received a $700,000 non-interest bearing advance from Sonic in November 2000, which advance is payable towards any severance due to him under the Employment Agreement. Mr. Wright is entitled to retain the advance in lieu of any other severance to which he would otherwise be entitled if Sonic terminates his employment without cause before the expiration of the term of the Employment Agreement, or in the event of his death or disability before such time. Mr. Wright is required to repay the advance in full to Sonic if he voluntarily resigns his employment with, or is terminated for cause by, Sonic before the expiration of the term of the Employment Agreement, or if he remains employed with Sonic at the expiration of the term. Mr. Wright’s Employment Agreement also provides that he may voluntarily resign his employment within thirty days following a change of control of Sonic, whereupon Sonic is required to pay him a lump sum amount in cash equal to the aggregate salary and annual cash bonus that he would have received for the remainder of the term of the Employment Agreement.

The Employment Agreement contains non-competition provisions. These provisions, during the term of the Employment Agreement (i) prohibit the disclosure or unauthorized use of confidential Sonic information, and (ii) prohibit competition with Sonic for Sonic’s employees and its customers, interference with Sonic’s relationships with its vendors, and employment with any competitor of Sonic. The provisions referred to in (ii) above also apply for a period of two years following the expiration or termination of the Employment Agreement, and prohibit competition in specified geographic areas during this period. For Mr. Wright, the geographic restrictions apply in any Standard Metropolitan Statistical Area (“SMSA”) or county in which Sonic has a place of business at the time his employment ends.

Mr. Rachor has entered into an agreement with Sonic that contains non-competition provisions similar to those contained in the Employment Agreement. This agreement with Mr. Rachor will expire in November 2004. The geographic restrictions in this agreement with Mr. Rachor apply to any SMSA in Houston, Texas; Charlotte, North Carolina; Chattanooga, Tennessee; and Nashville, Tennessee.

Option Grants in 2003

No options to acquire shares of Class A Common Stock were granted to the named executive officers during 2003.

Fiscal Year-End Option Values

The following table sets forth information concerning outstanding options to purchase Class A Common Stock held by the named executive officers of Sonic as of December 31, 2003:

	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options at FY-End (#)		Value of Unexercised In-the-Money Options at FY-End ($) (1)
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
O. Bruton Smith	—	—	750,000	—	$7,697,125	$0

B. Scott Smith	—	—	569,750	20,000	$7,052,795	$149,650

Theodore M. Wright	191,676	$2,201,261	170,000	20,000	$1,191,000	$149,650

Jeffrey C. Rachor	—	—	223,333	20,000	$1,739,853	$149,650

Mark J. Iuppenlatz	—	—	120,000	—	$1,229,100	$0

(1)	Value based on market price as of December 31, 2003.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information concerning shares of our Class A Common Stock that may be issued under our equity compensation plans as of December 31, 2003.

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants, and rights	(b) Weighted-average exercise price of outstanding options, warrants, and rights		(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders(1)	5,498,339	$22.46	(2)	2,710,339
Equity compensation plans not approved by security holders(3)	58,261	$11.87	(4)	917,388

Total	5,556,600	$17.26	(2)(4)	3,627,727

(1)	Includes the Sonic Automotive, Inc, 1997 Stock Option Plan, the Formula Stock Option Plan for Independent Directors (the “Directors Plan”) and the Employee Stock Purchase Plan (the “Employee Plan”), but does not include the Stock Incentive Plan that is being submitted for stockholder approval at the Annual Meeting. If the Stock Incentive Plan is approved by the stockholders at the Annual Meeting, 2,000,000 shares of our Class A Common Stock will be available for issuance thereunder.

(2)	Does not include the exercise price of options outstanding under the Employee Plan because the exercise price is indeterminable as of the date of this Proxy Statement. The exercise price of these options equals the lesser of 85% of the fair market value per share of our Class A Common Stock on the date of grant or 85% of the fair market value per share of our Class A common Stock on the date of exercise.

(3)	Includes the FirstAmerica Automotive, Inc. 1997 Stock Option Plan, as amended and restated as of December 10, 1999 (the “FirstAmerica Plan”) and the Nonqualified Employee Stock Purchase Plan (the “Nonqualified ESPP”).

(4)	Does not include the exercise price of options outstanding under the Nonqualified ESPP because the exercise price is indeterminable as of the date of this Proxy Statement. The exercise price of these options equals the lesser of 85% of the fair market value per share of our Class A Common Stock on the date of grant or 85% of the fair market value per share of our Class A common Stock on the date of exercise.

FirstAmerica Plan

We assumed the FirstAmerica Plan in connection with our acquisition of FirstAmerica Automotive, Inc. (“FAA”). The FirstAmerica Plan has not been approved by Sonic’s stockholders. Upon completion of the acquisition of FAA on December 10, 1999, the FirstAmerica Plan was amended and restated to provide that each outstanding option to purchase a share of FAA Class A Common Stock was converted into the right to purchase 0.32232 shares of Sonic’s Class A Common Stock. The following summary of the FirstAmerica Plan is qualified in its entirety by reference to the FirstAmerica Plan, a copy of which has been filed with the SEC.

The FirstAmerica Plan provides for the grant of incentive stock options to certain employees, within the meaning of Section 422 of the Code, and for the grant of nonstatutory stock options to certain employees, non-employee directors and consultants. Generally, options granted under the FirstAmerica Plan vest over five years, and expire if unexercised within ten years of the date of grant. Options may expire earlier due to termination of employment with the Company. Certain of the options outstanding under the FirstAmerica Plan may provide for partial acceleration upon a change of control.

The total number of shares of Class A Common Stock that have been reserved for issuance under the FirstAmerica Plan is 966,960. Options to purchase a total of approximately 58,261 shares of our Class A Common Stock were outstanding under the FirstAmerica Plan as of December 31, 2003. We have not granted any new options under the FirstAmerica Plan since we assumed it on December 10, 1999 and do not currently intend to grant options to purchase our Class A Common Stock under the FirstAmerica Plan in the future.

Nonqualified Employee Stock Purchase Plan

The Nonqualified Employee Stock Purchase Plan (the “Nonqualified ESPP”) was adopted by the Board of Directors of Sonic on December 11, 1998. The Nonqualified ESPP has not been approved by Sonic’s stockholders. The purpose of the Nonqualified ESPP is to provide employees of certain subsidiaries that are not able to participate in Sonic’s Employee Plan with a similar opportunity to acquire an ownership interest in Sonic. Both the Nonqualified ESPP and the Employee Plan permit eligible employees to purchase shares of Class A Common Stock at a discount from the market price. The terms of the Nonqualified ESPP are substantially similar to the terms of the Employee Plan, which has been approved by Sonic’s stockholders.

The total number of shares of Class A Common Stock that have been reserved for issuance under the Nonqualified ESPP is 300,000. For 2004, there are 124 eligible employees who elected to participate in the Nonqualified ESPP and they each were granted an option to purchase 300 shares of Class A Common Stock. At present, no options to acquire shares have been exercised to date in 2004, options to acquire 37,200 shares remain outstanding (subject to any cancellations during the year) and approximately 191,624 additional shares remain available for future option grants under the Nonqualified ESPP.

Employees of participating subsidiaries generally are eligible for the Nonqualified ESPP if they work for Sonic and its subsidiaries on a full-time or part-time basis, are regularly scheduled to work more than twenty hours per week, are customarily employed more than five months in a calendar year and have completed one year of continuous service. Employees who are officers or directors of Sonic or any participating employer are not eligible to participate in the Nonqualified ESPP. In addition, employees who own or hold options to purchase (or who are treated under certain tax rules as owning or holding options to purchase) 5% or more of the total combined voting power or value of all classes of stock of Sonic or any subsidiary also are not eligible to participate in the Nonqualified ESPP.

Options generally are granted under the Nonqualified ESPP as of each January 1 to all eligible employees who elect to participate. The Compensation Committee designates the number of shares of Class A Common Stock that can be purchased under each option, which number will be the same for each option granted on the same date and which also will be the same number of shares available under an option granted on the same date pursuant to the Employee Plan. The options have an exercise price per share equal to the lesser of (i) 85% of the fair market value per share of the Class A Common Stock on the date of grant or (ii) 85% of such fair market value on the date of exercise. No option can be granted which would permit a participant to purchase more than $25,000 worth of stock under the Nonqualified ESPP during the calendar year.

A participant can make contributions to the Nonqualified ESPP by after-tax payroll deduction or direct payment. To the extent that a participant has made contributions to the Nonqualified ESPP, his or her option will be exercised automatically to purchase Class A Common Stock on each exercise date during the calendar year in which the option is granted. The exercise dates generally are the last business day of March, June, September and December on which the NYSE is open for trading. The participant’s accumulated contributions as of each exercise date will be used to purchase whole shares of Class A Common Stock at the applicable option price, limited to the number of shares available for purchase under the option. The exercisability of options may accelerate in the event of a change in control of Sonic.

Options granted under the Nonqualified ESPP expire on the last exercise date of the calendar year in which granted. However, if a participant withdraws from the Nonqualified ESPP or terminates employment, the option may expire earlier.

In the event of certain changes in the capital stock of Sonic due to a reorganization, stock split, stock dividend, merger or other similar event, appropriate adjustments generally will be made to the shares of Class A Common Stock available for issuance under the Nonqualified ESPP, the shares of Class A Common Stock covered by outstanding options and the exercise price per share.

The Board of Directors of Sonic generally can amend, suspend or terminate the Nonqualified ESPP at any time. However, no amendment, suspension or termination may adversely affect the rights of the participant under an outstanding option without the participant’s consent.

Compensation Committee Interlocks and Insider Participation

During 2003, the Compensation Committee was comprised of the following independent directors: Messrs. Benton, Belk, Rewey and Heller.

Director Compensation

Non-employee directors are paid a $25,000 annual retainer that is paid quarterly, and a $1,500 stipend for each Board of Directors meeting attended and are reimbursed for their expenses incurred in connection with their activities as directors of Sonic. In addition, each chairman of a Committee and the Lead Independent Director of Sonic’s Board of Directors will also receive a $5,000 annual retainer that will be paid quarterly. All Committee members who are not employees of Sonic will also receive a $1,500 stipend for each Committee meeting attended. Directors who are also employees of Sonic receive no additional compensation for serving on the Board of Directors or its Committees.

Members of the Board of Directors who are not employees of Sonic are also compensated for their services under the the Directors Plan. The Directors Plan authorizes the issuance of options to purchase up to an aggregate of 600,000 shares of Class A Common Stock. Under the Directors Plan, each outside director is awarded on or before March 31st of each year an option to purchase 10,000 shares at an exercise price per share equal to the fair market value per share of the Class A Common Stock at the date of grant. Options granted under the Directors Plan become exercisable six months from the date of grant and generally expire ten years from the date of grant.

Stockholder Performance Graph

Set forth below is a line graph comparing the cumulative stockholder return on Sonic’s Class A Common Stock against the cumulative total return of each of the Standard and Poor’s 500 Stock Index and a Peer Group Index for the time period commencing December 31, 1998 and ending December 31, 2003. The companies used in the Peer Group Index consist of AutoNation, Group 1 Automotive, United Auto Group, Car Max and Lithia Motors, which are all publicly traded companies known by Sonic to be involved in the automobile industry. The graph assumes that $100 was invested on December 31, 1998 in each of Sonic’s Class A Common Stock, the Standard & Poor’s 500 Stock Index and the Peer Group Index companies and that all dividends were reinvested.

CERTAIN TRANSACTIONS

Registration Rights Agreement

When Sonic acquired Town & Country Ford, Lone Star Ford, Fort Mill Ford, Town & Country Toyota and Frontier Oldsmobile-Cadillac in 1997, Sonic signed a Registration Rights Agreement dated as of June 30, 1997 with SFC, O. Bruton Smith, B. Scott Smith and William S. Egan (collectively, the “Class B Registration Rights Holders”). SFC currently owns 8,881,250 shares of Class B Common Stock; Bruton Smith, 2,171,250 shares; and Scott Smith, 976,875 shares; all of which are covered by the Registration Rights Agreement. Egan Group, LLC, an assignee of Mr. Egan, also owns certain shares of Class A Common Stock to which the Registration Rights Agreement applies. If, among other things provided in Sonic’s Charter, offers and sales of shares Class B Common Stock are registered with the SEC, then such shares will automatically convert into a like number of shares of Class A Common Stock.

The Class B Registration Rights Holders have certain limited piggyback registration rights under the Registration Rights Agreement. These rights permit them to have their shares of Sonic’s Common Stock included in any Sonic registration statement registering Class A Common Stock, except for registrations on Form S-4, relating to exchange offers and certain other transactions, and Form S-8, relating to employee stock compensation plans. The Registration Rights Agreement expires in November 2007. SFC is controlled by O. Bruton Smith.

Subordinated Smith Loan

As a condition to increasing Sonic’s borrowing limits under its secured lending facility (the “Revolving Facility”), Ford Motor Credit Company (“Ford Motor Credit”) required that Bruton Smith make a loan to Sonic in December 1997 in the amount of $5.5 million (the “Smith Subordinated Loan”). This loan was repaid in full in 2003.

The SFC Pledge

Before Sonic’s acquisition of FirstAmerica in December 1999, Bruton Smith guaranteed the obligations of FirstAmerica under FirstAmerica’s new acquisition line of credit with Ford Motor Credit. FirstAmerica obtained this new financing to enable it to complete its then pending acquisitions. The borrowing limit under this credit facility was approximately $138 million prior to FirstAmerica’s acquisition by Sonic. Mr. Smith guaranteed approximately $107 million of this amount, which guarantee was secured by a pledge of 5 million shares of SMI Common Stock owned by SFC. Sonic assumed FirstAmerica’s obligations to Ford Motor Credit under the Revolving Facility when it acquired FirstAmerica. In connection with the refinancing and replacement of the Revolving Facility with a new secured lending facility between Sonic, Ford Motor Credit and Chrysler Financial Company, LLC in August 2000 (as amended, the “Revolving Facility”), Ford Motor Credit released Mr. Smith from his secured guarantee under the replaced Revolving Facility. However, the lenders under the Revolving Facility required that the SFC Pledge remain in place, and it now secures Sonic’s obligations under the Revolving Facility. The SFC Pledge remains in place as collateral security for Sonic’s obligations under its current secured lending facility with Ford Motor Credit, DaimlerChrysler Services North America, L.L.C., Toyota Motor Credit Corporation and Bank of America, N.A. which was entered into in February 2003 to replace the Revolving Facility.

Other Transactions

•	Sonic leases office space in Charlotte from a subsidiary of SFC for a majority of its headquarters personnel. Annual aggregate rent under this lease was approximately $466,400 in 2003.

•	Sonic rents various aircraft owned by SFC, subject to their availability, for business-related travel by Sonic executives. Sonic incurred costs in an aggregate amount of approximately $1,464,169 for the use of these aircraft during 2003.

•	Certain of Sonic’s dealerships purchase the Z-Max oil additive product from Oil Chem Research Company, a subsidiary of SMI, for resale to service customers of the dealerships in the ordinary course of business. Total purchases by Sonic dealerships either directly through Oil Chem or indirectly through an Oil Chem distributor totaled approximately $1,849,822 in 2003.

•	Sonic and its dealerships frequently purchase apparel items (such as hats, shirts, jackets, etc.), which are screen- printed with Sonic and dealership logos, for its employees as part of internal marketing and sales promotions. Sonic and its dealerships purchase such items from several companies, including Speedway Systems, LLC, a company owned by SMI. Total purchases from Speedway Systems by Sonic and its dealerships totaled approximately $222,585 in 2003.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires Sonic’s executive officers, directors and persons who own more than 10% of Sonic’s Voting Stock to file reports on ownership and changes in ownership with the SEC. Additionally, SEC regulations require that Sonic identify in its proxy statements any individuals for whom one of the referenced reports was not filed on a timely basis during the most recent fiscal year or prior fiscal years. To Sonic’s knowledge, based solely on review of reports furnished to it, all Section 16(a) filing requirements applicable to its executive officers, directors and more than 10% beneficial owners were complied with except for one Form 4 filing for each of Messrs. Brooks, Belk, Benton, Capo, Heller and Rewey and Ms. Keller reflecting stock options granted on March 31, 2003 pursuant to our Directors Plan.

ADDITIONAL INFORMATION

Other Matters that May Be Considered at the Annual Meeting

In the event that any matters other than those referred to in the accompanying Notice of Meeting should properly come before and be considered at the Annual Meeting, it is intended that proxies in the accompanying form will be voted thereon in accordance with the judgment of the person or persons voting such proxies.

Expenses of Solicitation

Sonic will pay the cost of solicitation of proxies, including the cost of assembling and mailing this Proxy Statement and the enclosed materials. In addition to the use of the mails, proxies may be solicited personally, or by telephone or email, by corporate officers and employees of Sonic without additional compensation. Sonic intends to request brokers and banks holding stock in their names or in the names of nominees to solicit proxies from their customers who own our stock, where applicable, and will reimburse them for their reasonable expenses of mailing proxy materials to their customers.

2005 Stockholder Proposals

The deadline for submission of stockholder proposals to be considered for inclusion in the proxy materials relating to the 2005 annual stockholders meeting is November 22, 2004. Any such proposal received after this date will be considered untimely and may be excluded from the proxy materials.

The deadline for submission of stockholder proposals to be presented at the 2005 annual stockholders meeting, but for which we may not be required to include in the proxy materials relating to such meeting, is February 5, 2005. Any such proposal received after this date will be considered untimely and the persons named in the proxy for such meeting may exercise their discretionary voting power with respect to such proposal.

Proposals should be addressed to the attention of the Secretary of Sonic at the address set forth on the cover of this Proxy Statement.

Delivery of Proxy Statements

As permitted by the 1934 Act, only one copy of this Proxy Statement is being delivered to stockholders residing at the same address, unless such stockholders have notified Sonic of their desire to receive multiple copies of the Proxy Statement.

Sonic will promptly deliver, upon oral or written request, a separate copy of the Proxy Statement to any stockholder residing at an address to which only one copy was mailed. Requests for additional copies of this year’s Proxy Statement, requests to receive multiple copies of future proxy statements and requests to receive only one copy of future proxy statements should be directed to Stephen K. Coss, Vice President, General Counsel and Secretary, at Sonic’s principal executive offices.

APPENDIX A

SONIC AUTOMOTIVE, INC.

CHARTER OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

AMENDED AND RESTATED FEBRUARY 19, 2004

I.	Purpose

The Audit Committee is appointed by the Board of Directors to assist the Board in fulfilling its oversight responsibilities relating to the Company’s accounting policies, reporting policies, internal controls, compliance with legal and regulatory requirements, and the integrity of the Company’s financial reports. The Audit Committee’s primary duties and responsibilities are to:

•	Monitor the integrity of the Company’s financial reporting process and systems of internal controls regarding finance, accounting, and legal compliance.

•	Monitor the independence and performance of the Company’s independent auditors and internal auditing department.

•	Review the proposed form, quality and adequacy of the Company’s financial statements and disclosures included therein.

•	Provide an avenue of communication among the independent auditors, management, the internal auditing department and the Board of Directors.

•	Review areas of potential significant financial risk to the Company.

•	Report the Board of Directors regarding each of the matters listed above.

The Audit Committee has the authority to conduct any investigation appropriate to fulfilling its responsibilities, and it has direct access to the independent auditors as well as anyone in the organization. The Audit Committee has the ability to retain, at the Company’s expense, special legal, accounting, or other consultants or experts it deems necessary in the performance of its duties.

II.	Composition and Meetings

The Audit Committee shall consist of three or more directors, each of whom is “independent” (as defined by applicable New York Stock Exchange (“NYSE”) and Securities and Exchange Commission (“SEC”) rules in effect from time to time). Each Audit Committee member must also be “financially literate” (as such qualification is interpreted by the Board in its business judgment) or must become financially literate within a reasonable period of time after his or her appointment to the Audit Committee. At least one member of the Audit Committee must have accounting or related financial management expertise (as the Board interprets such qualification in its business judgment), and at least one member shall be an “audit committee financial expert” (as determined under the rules promulgated by the SEC).

Audit Committee members, and the Chairman of the Audit Committee, shall be appointed by the Board on the recommendation of the Nominating and Corporate Governance Committee. The Chairman shall meet the experience requirements of the NYSE.

No Audit Committee member may receive compensation, directly or indirectly, from the Company other than director’s fees. As used in this Audit Committee Charter, the term “director’s fees” includes normal fees (including equity-based awards) or reimbursement of expenses paid to directors for service on the Board of Directors or Committees thereof, or attendance at meetings thereof, which fees have previously been approved by the Board of Directors. In addition, no Audit Committee member may simultaneously serve on the Audit Committee of more than two (2) other public companies unless the Board of Directors shall affirmatively determine that such simultaneous service would not impair the ability of such member to effectively serve on the Company’s Audit Committee and the Company affirmatively discloses such determination in the Company’s annual proxy statement.

The Audit Committee shall meet at least four times annually, or more frequently as circumstances dictate. One-third of the members, but not less than two, will constitute a quorum of the Audit Committee, and a majority of the members present at any meeting at which a quorum is present may act on behalf of the Audit Committee. The Audit Committee may meet by telephone or video conference, and may take action by unanimous written consent of its members.

The Audit Committee should meet privately in executive session at least quarterly with management, with the director of the internal auditing department, with the independent auditors, and as a committee to discuss any matters that the Audit Committee or any of these groups believe should be discussed. In addition, the Audit Committee, or at least its Chairman, should communicate with management and the independent auditors quarterly to review the Company’s financial statements and significant findings based upon the auditors’ limited review procedures.

III.	Responsibilities and Duties

1. The independent auditors are ultimately accountable to the Audit Committee. The Audit Committee shall review the independence and performance of the auditors and shall have the sole authority to appoint the independent auditors, subject to shareholder ratification, or approve any discharge of auditors when circumstances warrant.

2. Review and reassess the adequacy of this Charter at least annually. Submit the charter to the Board of Directors for approval and have the document published at least every three years in accordance with SEC regulations.

3. Review the Company’s annual audited financial statements, including disclosures in the Annual Report on Form 10-K under “Management’s Discussion and Analysis of Financial Condition and Results of Operation,” prior to filing or distribution. Review should include discussion with management and the independent auditors of significant issues regarding accounting principles, practices, and judgments made in connection with the preparation of the Company’s financial statements, including an analysis of the effect on the financial statements of applying alternative methods under generally accepted accounting principles and a description of any transactions as to which management obtained letters prepared in accordance with AICPA Statement on Auditing Standards No. 50. Recommend, if appropriate, to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K.

4. Review with financial management and the independent auditors the Company’s quarterly financial results prior to the release of earnings and the Company’s quarterly financial statements (including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operation”) prior to filing or distribution, including the results of the independent auditors’ review of the quarterly financial statements. Discuss any significant changes to the Company’s accounting principles and any items required to be communicated by the independent auditors in accordance with AICPA Statement of Auditing Standards No. 61 (see Item 11 below). The Chairman of the Audit Committee may represent the entire Audit Committee for purposes of this review.

5. In consultation with management, the independent auditors, and the internal auditors, review the adequacy and effectiveness of the Company’s internal accounting and financial controls. Discuss significant financial risk exposures and the processes management has implemented to monitor, control, and report such exposures. Review significant findings prepared by the independent auditors and the internal auditing department together with management’s responses.

6. Discuss earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies.

7. Review the appropriateness of the Company’s accounting policies, and the effect of regulatory and accounting initiatives as well as any off-balance sheet structures as they apply to the Company’s financial statements.

8. The Audit Committee shall review and pre-approve the audit services to be provided to the Corporation by the independent auditors, and shall review and approve the fees to be paid to the independent auditors for such audit services. The Audit Committee shall also review and pre-approve the retention of the independent auditors for any non-audit services to be provided to the Corporation, and shall review and approve the fees to be paid to the independent auditors for such non-audit services. The Audit Committee may delegate to one or more of its members the authority to pre-approve audit and non-audit services, and to approve the fees to be paid for such audit and non-audit services. The decision of any member of the Audit Committee to whom authority is delegated pursuant to the preceding sentence shall be presented to the full Audit Committee at its next meeting.

9. On at least an annual basis, the Audit Committee will obtain and review a report by the independent auditors on: (a) the auditing firm’s internal quality-control procedures; (b) any material issues raised by the auditing firm’s most recent internal quality-control review, or peer review, of the auditing firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five (5) years, respecting one or more independent audits carried out by the auditing firm, and any steps taken to deal with any such issues; and (c) all relationships between the independent auditing firm and the Company. The Audit Committee should discuss with the independent auditors any significant issues regarding the auditors’ qualifications, performance or independence. As to the issue of independence, the Audit Committee shall consider whether the provision of non-audit services is compatible with maintaining the auditors’ independence and take appropriate action to satisfy itself of the independence of the auditors. The Audit Committee shall present its conclusions with respect to the independent public accountants to the full Board of Directors.

10. Review the independent auditors’ audit plan—discuss scope, staffing, locations, reliance upon management, and internal audit and general audit approach. Review the experience and qualifications of the senior members of the independent auditors’ team and the quality control procedures of the independent auditors.

11. Prior to releasing the year-end earnings, discuss the results of the audit with the independent auditors. Discuss certain matters required to be communicated to audit committees in accordance with AICPA Statement of Auditing Standards 61.

12. Consider the independent auditors’ judgments about the quality and appropriateness of the Company’s accounting principles as applied in its financial reporting.

13. Establish clear guidelines for the Company’s hiring of employees or former employees of the independent auditors who were engaged on the Company’s account.

14. Review with the independent auditors any audit problems or difficulties that arise from the audits as well as management’s response thereto.

15. Review the budget, plan, changes in plan, activities, organizational structure, and qualifications of the internal audit department, as needed.

16. Review and concur in the appointment, performance, and replacement of the senior internal audit executive, and the structure of the internal audit staff.

17. Review significant reports prepared by the internal audit department together with management’s response and follow-up to these reports.

18. On at least an annual basis, review with the Company’s counsel any legal matters that could have a significant impact on the organization’s financial statements, and the Company’s compliance with applicable laws and regulations.

19. Review with management and the independent auditors any correspondence with regulators or governmental agencies, which raise material issues regarding the Company’s financial statements, internal controls or accounting policies.

20. Establish and periodically review procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters, and the confidential, anonymous submission by any employee of concerns regarding questionable accounting or auditing matters.

21. Obtain from the independent auditors assurance that Section 10A of the Securities Exchange Act of 1934 has not been implicated.

22. Annually prepare a report to stockholders as required by the SEC to be included in the Company’s annual proxy statement.

23. Annually prepare a performance evaluation of the Audit Committee, and report the findings of such evaluation to the Nominating and Corporate Governance Committee of the Board of Directors.

24. Perform any other activities consistent with this Charter, the Company’s by-laws, and governing law, as the Audit Committee or the Board deems necessary or appropriate.

25. Maintain minutes of meetings and circulate such minutes to the entire Board of Directors.

The Audit Committee is responsible for the duties set forth in this Charter, but the Audit Committee is not responsible for (i) preparing the financial statements or certifying that the Company’s financial statements are complete, accurate and prepared in accordance with generally accepted accounting principles, or implementing and maintaining internal controls, or (ii) auditing the Company’s financial statements. Management has the responsibility for preparing the financial statements, certifying that the Company’s financial statements are complete, accurate and prepared in accordance with generally accepted accounting principles, and implementing and maintaining internal controls. The independent public accountants have the responsibility for auditing the financial statements.

Appendix B

SONIC AUTOMOTIVE, INC.

2004 STOCK INCENTIVE PLAN

ARTICLE 1.    PURPOSE AND EFFECTIVE DATE

1.1    Purposes of the Plan.    Sonic Automotive, Inc. (the “Company”) has established this Sonic Automotive, Inc. 2004 Stock Incentive Plan (the “Plan”) to promote the interests of the Company and its stockholders. The purposes of the Plan are to provide key employees and consultants providing services to the Company and its Subsidiaries with incentives to contribute to the Company’s performance and growth, to offer such persons stock ownership in the Company or other compensation that aligns their interests with those of the Company’s stockholders and to enhance the Company’s ability to attract, reward and retain such persons upon whose efforts the Company’s success and future growth depends.

1.2    Effective Date.    The Plan was adopted by the Board of Directors on February 19, 2004 and shall be effective as of such date, subject to the requisite approval of the Company’s stockholders at the 2004 Annual Meeting of Stockholders. Awards may be granted prior to stockholder approval of the Plan, provided that all such Awards must be subject to stockholder approval of the Plan. This means that no Option or SAR may be exercised prior to such approval, and all Awards must be subject to forfeiture if such approval is not obtained.

ARTICLE 2.    DEFINITIONS

2.1    Definitions.    As used in the Plan, the following capitalized terms shall have the meanings set forth below:

(a)  “Award” means, individually or collectively, a grant under this Plan of Incentive Stock Options, Nonqualified Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Awards or Stock Awards.

(b)  “Award Agreement” means an agreement entered into by a Participant and the Company, setting forth the terms and conditions applicable to an Award granted to the Participant under this Plan.

(c)  “Board” or “Board of Directors” means the Board of Directors of the Company.

(d)  “Cause” means any act, action or series of acts or actions or any omission, omissions, or series of omissions which result in, or which have the effect of resulting in, (i) the commission by the Participant of a crime involving moral turpitude, which crime has a material adverse impact on the Company or a Subsidiary or which is intended to result in the personal enrichment of the Participant at the expense of the Company or a Subsidiary; (ii) the Participant’s material violation of his responsibilities, or the Participant’s gross negligence or willful misconduct; or (iii) the continuous and willful failure by the Participant to follow the reasonable directives of the Board of Directors. In any event, the existence of “Cause” shall determined by the Committee.

(e)  “Change in Control” means any merger or consolidation in which the Company is not the surviving corporation and which results in the holders of the outstanding voting securities of the Company (determined immediately prior to such merger or consolidation) owning less than a majority of the outstanding voting securities of the surviving corporation (determined immediately following such merger or consolidation), or any sale or transfer by the Company of all or substantially all of its assets or any tender offer or exchange offer for, or the acquisition, directly or indirectly, by any person or group of, all or a majority of the then-outstanding voting securities of the Company.

(f)  “Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor act thereto.

(g)  “Committee” means (i) the committee appointed by the Board to administer the Plan or (ii) in the absence of such appointment, the Board itself. Notwithstanding the foregoing, to the extent required for Awards to be exempt from Section 16 of the Exchange Act pursuant to Rule 16b-3, the Committee shall consist of two or more Directors who are “non-employee directors” within the meaning of such Rule 16b-3, and to the extent required for Awards to satisfy the requirements for “performance-based compensation” within the meaning of Section 162(m) of the Code and the regulations thereunder, the Committee shall consist of two or more Directors who are “outside directors” within the meaning of Section 162(m) of the Code. The Compensation Committee of the Board of Directors shall constitute the Committee until otherwise determined by the Board of Directors.

(h)  “Common Stock” means the Class A common stock of the Company, par value $0.01 per share.

(i)  “Company” means Sonic Automotive, Inc., a Delaware corporation, or any successor thereto.

(j)  “Director” means any individual who is a member of the Board of Directors of the Company.

(k)  “Disability” means a permanent and total disability as described in Section 22(e)(3) of the Code and determined by the Committee.

(l)  “Employee” means any employee of the Company or any Subsidiary. Directors who are not otherwise employed by the Company or a Subsidiary are not considered Employees under this Plan.

(m)  “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor act thereto.

(n)  “Fair Market Value” means, as of a particular date, the value of the Common Stock determined as follows:

(i)  If the Common Stock is traded on a national or regional securities exchange or on the Nasdaq National Market System (“Nasdaq”), Fair Market Value shall be determined on the basis of the closing sale price on the principal securities exchange on which the Common Stock may then be traded on the last trading day prior to the date of reference or, if there is no such sale on the relevant date, then on the last previous day on which a sale was reported;

(ii)  If the Common Stock is not listed on any securities exchange or traded on Nasdaq, but nevertheless is publicly traded and reported on Nasdaq without closing sale prices for the Common Stock being customarily quoted, Fair Market Value shall be determined on the basis of the mean between the closing high bid and low asked quotations in such other over-the-counter market as reported by Nasdaq on the last trading day prior to the date of reference; but, if there are no bid and asked quotations in the over-the-counter market as reported by Nasdaq on that date, then the mean between the closing bid and asked quotations in the over-the-counter market as reported by Nasdaq on the immediately preceding day such bid and asked prices were quoted; and

(iii)  If the Common Stock is not publicly traded as described in (i) or (ii) above, Fair Market Value shall be determined by the Committee in good faith.

(o)  “Family Members” means the Participant’s child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law, including adoptive relationships, or any person sharing the Participant’s household (other than a tenant or employee).

(p)  “Incentive Stock Option” or “ISO” means an option to purchase shares of Common Stock granted under Article 6 which is designated as an Incentive Stock Option and is intended to meet the requirements of Section 422 of the Code.

(q)  “Involuntary Termination Without Cause” means the dismissal, or the request for the resignation, of a Participant by either (i) a court order, order of any court-appointed liquidator or trustee of the Company, or the order or request of any creditors’ committee of the Company constituted under the federal bankruptcy laws, provided that such order or request contains no specific reference to actions or omissions that would constitute Cause; or (ii) a duly authorized corporate officer of the Company or any Subsidiary, or by the Board, for any reason other than for Cause.

(r)  “Named Executive Officer” means a Participant who is considered a “covered employee” within the meaning of Section 162(m) of the Code.

(s)  “Nonqualified Stock Option” or “NSO” means an option to purchase shares of Common Stock granted under Article 6, and which is not intended or otherwise fails to meet the requirements of Section 422 of the Code.

(t)  “Option” means an Incentive Stock Option or a Nonqualified Stock Option.

(u)  “Option Price” means the price at which a share of Common Stock may be purchased by a Participant pursuant to an Option, as determined by the Committee in accordance with Article 6.

(v)  “Participant” means an Employee or consultant who performs services for the Company or a Subsidiary who has been granted an Award under the Plan which is outstanding.

(w)  “Performance Award” means an Award granted under Article 10 which is subject to the attainment of one or more Performance Goals during a Performance Period, as established by the Committee in its discretion.

(x)  “Performance Goals” means the criteria and objectives designated by the Committee that must be met during the Performance Period as a condition of the Participant’s receipt of a Performance Award, as described in Section 10.1(b) hereof.

(y)  “Performance Period” means the period designated by the Committee during which the Performance Goals with respect to a Performance Award will be measured.

(z)  “Plan” means this Sonic Automotive, Inc. 2004 Stock Incentive Plan, as amended from time to time.

(aa)  “Restricted Period” means the period beginning on the grant date of an Award of Restricted Stock and ending on the date the shares of Common Stock subject to such Award are no longer restricted and subject to forfeiture.

(bb)  “Restricted Stock” means a share of Common Stock granted in accordance with the terms of Article 8, which Common Stock is nontransferable and subject to a substantial risk of forfeiture and such other restrictions as determined by the Committee.

(cc)  “Restricted Stock Unit” means the right to receive a share of Common Stock (or the value of a share of Common Stock) in the future granted in accordance with the terms of Article 8, which right is nontransferable and subject to a substantial risk of forfeiture and such other restrictions as determined by the Committee.

(dd)  “SAR” means a stock appreciation right granted pursuant to Article 7.

(ee)  “Stock Award” means an equity-based award granted pursuant to Article 9.

(ff)  “Subsidiary” means a corporation, partnership, limited liability company, joint venture or other entity in which the Company directly or indirectly controls more than 50% of the voting power or equity or profits interests; provided, that for purposes of Incentive Stock Options, Subsidiary means a “subsidiary corporation” within the meaning of Section 424(f) of the Code.

(gg)  “Ten Percent Stockholder” means a Participant who owns (directly or by attribution within the meaning of Section 424(d) of the Code) stock possessing more than 10% of the total combined voting power of all classes of stock of the Company, any Subsidiary or a parent of the Company.

(hh)  “Termination of Service” means the termination of a Participant’s service with the Company and its Subsidiaries as an Employee or consultant for any reason other than a change in the capacity in which the Participant renders service to the Company or a Subsidiary or a transfer between or among the Company and its Subsidiaries. Unless otherwise determined by the Committee, an Employee shall be considered to have incurred a Termination of Service if his or her employer ceases to be a Subsidiary. All determinations relating to whether a Participant has incurred a Termination of Service and the effect thereof shall be made by the Committee in its discretion, including whether a leave of absence shall constitute a Termination of Service, subject to applicable law.

ARTICLE 3.    ADMINISTRATION

3.1    Authority of the Committee.    Subject to the provisions of the Plan, the Committee shall have full and exclusive power to select the individuals to whom Awards may from time to time be granted under the Plan; determine the size and types of Awards; determine the terms, restrictions and conditions of Awards in a manner consistent with the Plan (including, but not limited to, the number of shares of Common Stock subject to an Award, vesting or other exercise conditions applicable to an Award, the duration of an Award, and restrictions on transferability of an Award and any shares of Common Stock issued thereunder); construe and interpret the Plan and any agreement or instrument entered into under the Plan; establish, amend or waive rules and regulations for the Plan’s administration; delegate administrative responsibilities under the Plan and (subject to the provisions of Article 12) amend the terms and conditions of any outstanding Award to the extent such terms and conditions are within the discretion of the Committee, including accelerating the time any Option or SAR may be exercised, waiving restrictions and conditions on Awards and establishing different terms and conditions relating to the effect of a Termination of Service. The Committee also shall have the absolute discretion to make all other determinations which may be necessary or advisable in the Committee’s opinion for the administration of the Plan.

3.2    Decisions Binding.    All determinations, decisions and interpretations made by the Committee pursuant to the provisions of the Plan and all related resolutions of the Board shall be final, conclusive and binding on all persons, including the Company, the Company’s stockholders, and Participants and their estates and beneficiaries.

3.3    Indemnification.    In addition to such other rights they may have as Directors or members of the Committee, each person who is or shall have been a member of the Committee shall be indemnified and held harmless by the Company against any loss, cost, liability or expense (including settlement amounts paid with the approval of the Committee) that may be imposed upon or reasonably incurred by the Committee member in connection with or resulting from any claim, action, suit or proceeding in which the member may be a party or otherwise involved by reason of any action taken or failure to act under or in connection with the Plan or any Award, except with respect to matters as to which the Committee member has been grossly negligent or engaged in willful misconduct; provided, however, that the member shall give the Company an opportunity, at its own expense, to handle and defend the same before the member undertakes to handle and defend it on the member’s own behalf.

ARTICLE 4.    STOCK SUBJECT TO THE PLAN

4.1    Stock Available Under the Plan.    Subject to adjustments as provided in Section 4.3, the aggregate number of shares of Common Stock that may be issued pursuant to Awards under the Plan is 2,000,000 shares. Shares of Common Stock issued under the Plan may be shares of original issuance, shares held in the treasury of the Company or shares purchased in the open market or otherwise. Shares of Common Stock covered by Awards which expire or are forfeited or canceled for any reason or which are settled in cash shall be available for further Awards under the Plan.

4.2    Award Limits.    Notwithstanding any provision in the Plan to the contrary, the following limitations shall apply (subject to adjustment as provided in Section 4.3):

(a)  Individual Option and SAR Limit.    No Participant shall be granted, during any one calendar year, Options and/or SARs (whether such SARs may be settled in shares of Common Stock, cash or a combination thereof) covering in the aggregate more than 500,000 shares of Common Stock.

(b)  Individual Limit on Other Awards.    With respect to any Awards other than Options and SARs, no Participant shall be granted, during any one calendar year, such Awards (whether such Awards may be settled in shares of Common Stock, cash or a combination thereof) consisting of, covering or relating to in the aggregate more than 250,000 shares of Common Stock.

4.3    Adjustments.    In the event of a reorganization, recapitalization, stock split, stock dividend, combination of shares, merger, consolidation or similar transaction or other change in corporate capitalization affecting the Common Stock, unless the Committee should determine otherwise, corresponding adjustments or substitutions, as applicable, shall be made to the maximum number and kind of shares of Common Stock which may be issued under the Plan set forth in Section 4.1, the number of shares of Common Stock subject to the Award limits set forth in Section 4.2 and in the number, kind and price of shares of Common Stock subject to outstanding Awards granted under the Plan. In addition, the Committee, in its discretion, shall make such similar adjustments as described above in the event of any corporate transaction to which Section 424(a) of the Code applies or such other event which in the judgment of the Committee necessitates an adjustment as may be determined to be appropriate and equitable by the Committee. Notwithstanding the foregoing, the number of shares of Common Stock subject to any Award shall always be a whole number and the Committee, in its discretion, shall make such adjustments as are necessary to eliminate fractional shares that may result from any adjustments made pursuant hereto. Except as expressly provided herein, the issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to an outstanding Award.

ARTICLE 5.    ELIGIBILITY AND PARTICIPATION

Awards under the Plan may be granted to Employees and consultants providing services to the Company or a Subsidiary (provided such consultants render bona fide services not in connection with the offer and sale of securities in a capital-raising transaction) as selected by the Committee. In determining the individuals to whom such an Award shall be granted and the terms and conditions of such Award, the Committee may take into account any factors it deems relevant, including the duties of the individual, the Committee’s assessment of the individual’s present and potential contributions to the success of the Company or its Subsidiaries and such other factors as the Committee shall deem relevant in connection with accomplishing the purposes of the Plan. Subject to the Award limits set forth in Section 4.2, a Participant may be granted more than one Award under the Plan.

ARTICLE 6.    STOCK OPTIONS

6.1    Stock Options.    Subject to the provisions of the Plan, the Committee may grant Options upon the following terms and conditions:

(a)  Award Agreement.    Each grant of an Option shall be evidenced by an Award Agreement in such form as the Committee may from time to time approve. The Award Agreement shall specify the number of shares of Common Stock to which the Option pertains, whether the Option is an ISO or a NSO, the Option Price, the term of the Option, the conditions upon which the Option shall become vested and exercisable, and such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall determine. ISOs may be granted only to Employees of the Company or a Subsidiary.

(b)  Option Price.    The Option Price per share of Common Stock shall be determined by the Committee, but shall not be less than the Fair Market Value per share of Common Stock on the date of grant of the Option. In the case of an ISO granted to a Ten Percent Stockholder, the Option Price per share of Common Stock shall not be less than 110% of the Fair Market Value per share of Common Stock on the date of grant of the Option. Notwithstanding the foregoing, an Option may be granted with an Option Price per share of Common Stock less than that set forth above if such Option is granted pursuant to an assumption of, or substitution for, another option in a manner satisfying the provisions of Section 424(a) of the Code.

(c)  Exercise of Options.    An Option shall be exercisable in whole or in part (including periodic installments) at such time or times, and subject to such restrictions and conditions, as the Committee shall determine. Except as otherwise provided in the Award Agreement, the right to purchase shares of Common Stock under the Option that become exercisable in periodic installments shall be cumulative so that such shares of Common Stock (or any part thereof) may be purchased at any time thereafter until the expiration or termination of the Option.

(d)  Option Term.    The term of an Option shall be determined by the Committee, but in no event shall an ISO be exercisable more than ten years from the date of its grant or in the case of any ISO granted to a Ten Percent Stockholder, more than five years from the date of its grant.

(e)  Termination of Service.    Except to the extent an Option remains exercisable as provided below or as otherwise set forth in the Award Agreement, an Option shall immediately terminate upon the Participant’s Termination of Service with the Company and its Subsidiaries for any reason.

(i)  General Rule.    In the event that a Participant incurs a Termination of Service for any reason other than Cause, Involuntary Termination Without Cause, or his death or Disability, the Participant may exercise an Option to the extent that the Participant was entitled to exercise such Option as of the date of termination, but only within such period of time ending on the earlier of (1) 60 days following such Termination of Service or (2) the expiration of the term of the Option as set forth in the Award Agreement.

(ii)  Involuntary Termination Without Cause.    In the event that a Participant incurs a Termination of Service that constitutes an Involuntary Termination Without Cause, the Participant may exercise an Option to the extent that the Participant was entitled to exercise such Option as of the date of termination, but only within such period of time ending on the earlier of (1) 90 days following such Termination of Service or (2) the expiration of the term of the Option as set forth in the Award Agreement.

(iii)  Disability.    In the event that a Participant incurs a Termination of Service as a result of the Participant’s Disability, the Participant may exercise an Option to the extent that the Participant was entitled to exercise such Option as of the date of termination, but only within such period of time ending on the earlier of (1) one year following such Termination of Service or (2) the expiration of the term of the Option as set forth in the Award Agreement.

(iv)  Death.    In the event that a Participant’s Termination of Service is caused by the Participant’s death, or in the event of the Participant’s death following the Participant’s Termination of Service but during the exercise period following termination described in subparagraph (i), (ii) or (iii) above, as applicable, then an Option may be exercised to the extent the Participant was entitled to exercise such Option as of the date of death by the person or persons to whom the Participant’s rights to exercise the Option passed by will or the laws of descent and distribution (or by the executor or administrator of the Participant’s estate), but only within the period ending on the earlier of (1) one year following the date of death or (2) the expiration of the term of the Option as set forth in the Award Agreement.

(f)  ISO Limitation.    To the extent that the aggregate Fair Market Value (determined as of the date of grant) of the shares of Common Stock with respect to which ISOs are exercisable for the first time during any calendar year (under all plans of the Company and its Subsidiaries) exceeds $100,000 or such other applicable limitation set forth in Section 422 of the Code or any regulations thereunder, such ISOs shall be treated as NSOs. The determination of which ISOs shall be treated as NSOs generally shall be based on the order in which such ISOs were granted and shall be determined by the Committee in accordance with applicable rules and regulations.

(g)  Payment.    Options shall be exercised by the delivery of a written notice of exercise to the Company, specifying the number of shares of Common Stock with respect to which the Option is to be exercised, accompanied by the aggregate Option Price for the shares of Common Stock. The aggregate Option Price shall be payable to the Company in full in cash or cash equivalent acceptable to the Company, or if approved by the Committee, by tendering previously acquired shares of Common Stock (or delivering a certification of ownership of such shares) having an aggregate Fair Market Value at the time of exercise equal to the total Option Price (provided that the shares of Common Stock either were purchased on the open market or have been held by the Participant for a period of at least six months (unless such six-month period is waived by the Committee)), a combination of the foregoing, or by any other means which the Company determines to be consistent with the Plan’s purpose and applicable law (including the tendering of Awards having an aggregate Fair Market Value at the time of exercise equal to the total Option Price, as determined by the Committee).

(h)  Transfer Restrictions.    Except as otherwise set forth herein, Options may not be sold, transferred, pledged, assigned, alienated, hypothecated or disposed of in any manner other than by will or the laws of descent and distribution, and Options shall be exercisable during the Participant’s lifetime only by the Participant (or, to the extent permitted by applicable law, the Participant’s guardian or legal representative in the event of the Participant’s legal incapacity). Notwithstanding the foregoing, the Committee, in its absolute discretion, may permit a Participant to transfer NSOs, in whole or in part, for no consideration to (1) one or more Family Members; (2) a trust in which Family Members have more than 50% of the beneficial interest; (3) a foundation in which Family Members (or the Participant) control the management of assets; or (4) any other entity in which Family Members (or the Participant) own more than 50% of the voting interests; provided, that such transfer is permitted under applicable tax laws and Rule 16b-3 of the Exchange Act as in effect from time to time. In all cases, the Committee must be notified in advance in writing of the terms of any proposed transfer to a permitted transferee and such transfers may occur only with the consent of and subject to the rules and conditions imposed by the Committee. The transferred NSOs shall continue to be subject to the same terms and conditions in the hands of the transferee as were applicable immediately prior to the transfer (including the provisions of the Plan and Award Agreement relating to the expiration or termination of the NSOs). The NSOs shall be exercisable by the permitted transferee only to the extent and for the periods specified herein and in any applicable Award Agreement.

(i)  No Stockholder Rights.    No Participant shall have any rights as a stockholder with respect to shares of Common Stock subject to the Participant’s Option until the issuance of such shares to the Participant pursuant to the exercise of such Option.

ARTICLE 7.    STOCK APPRECIATION RIGHTS

7.1    Grants of SARs.    Subject to the provisions of the Plan, the Committee may grant SARs upon the following terms and conditions:

(a)  Award Agreement.    Each grant of a SAR shall be evidenced by an Award Agreement in such form as the Committee may from time to time approve. The Award Agreement shall specify the number of shares of Common Stock to which the SAR pertains, the term of the SAR, the conditions upon which the SAR shall become vested and exercisable, and such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall determine. The Committee may grant SARs in tandem with or independently from Options.

(b)  Initial Value of SARs.    The Committee shall assign an initial value to each SAR, provided that the initial value may not be less than the aggregate Fair Market Value on the date of grant of the shares of Common Stock to which the SAR pertains.

(c)  Exercise of SARs.    A SAR shall be exercisable in whole or in part (including periodic installments) at such time or times, and subject to such restrictions and conditions, as the Committee shall determine. Notwithstanding the foregoing, in the case of a SAR that is granted in tandem with an Option, the SAR may be exercised only with respect to the shares of Common Stock for which its related Option is then exercisable. The exercise of either an Option or a SAR that are granted in tandem shall result in the termination of the other to the extent of the number of shares of Common Stock with respect to which such Option or SAR is exercised.

(d)  Term of SARs.    The term of a SAR granted independently from an Option shall be determined by the Committee, but in no event shall such a SAR be exercisable more than ten years from the date of its grant. A SAR granted in tandem with an Option shall have the same term as the Option to which it relates.

(e)  Termination of Service.    In the event that a Participant incurs a Termination of Service, the Participant’s SARs shall terminate in accordance with the provisions specified in Article 6 with respect to Options.

(f)  Payment of SAR Value.    Upon the exercise of a SAR, a Participant shall be entitled to receive (i) the excess of the Fair Market Value on the date of exercise of the shares of Common Stock with respect to which the SAR is being exercised, over (ii) the initial value of the SAR on the date of grant, as determined in accordance with Section 7.1(b) above. Notwithstanding the foregoing, the Committee may specify in an Award Agreement that the amount payable upon the exercise of a SAR shall not exceed a designated amount. At the Committee’s discretion, the amount payable as a result of the exercise of a SAR may be settled in cash, shares of Common Stock of equivalent value, or a combination of cash and Common Stock. A fractional share of Common Stock shall not be deliverable upon the exercise of a SAR, but a cash payment shall be made in lieu thereof.

(g)  Nontransferability.    Except as otherwise set forth herein, SARs granted under the Plan may not be sold, transferred, pledged, assigned, alienated, hypothecated or disposed of in any manner other than by will or the laws of descent and distribution, and SARs shall be exercisable during the Participant’s lifetime only by the Participant (or, to the extent permitted by applicable law, the Participant’s guardian or legal representative in the event of the Participant’s legal incapacity). Notwithstanding the foregoing, the Committee, in its absolute discretion, may permit a Participant to transfer SARs, in whole or in part, for no consideration to (i) one or more Family Members; (ii) a trust in which Family Members have more than 50% of the beneficial interest; (iii) a foundation in which Family Members (or the Participant) control the management of assets; or (iv) any other entity in which Family Members (or the Participant) own more than

50% of the voting interests; provided, that such transfer is permitted under applicable tax laws and Rule 16b-3 of the Exchange Act as in effect from time to time. In all cases, the Committee must be notified in advance in writing of the terms of any proposed transfer to a permitted transferee and such transfers may occur only with the consent of and subject to the rules and conditions imposed by the Committee. The transferred SARs shall continue to be subject to the same terms and conditions in the hands of the transferee as were applicable immediately prior to the transfer (including the provisions of the Plan and Award Agreement relating to the expiration or termination of the SARs). The SARs shall be exercisable by the permitted transferee only to the extent and for the periods specified herein and in any applicable Award Agreement.

(h)  No Stockholder Rights.    No Participant shall have any rights as a stockholder of the Company with respect to shares of Common Stock subject to a SAR until the issuance of shares (if any) to the Participant pursuant to the exercise of such SAR.

ARTICLE 8.    RESTRICTED STOCK AND RESTRICTED STOCK UNITS

8.1    Grants of Restricted Stock and Restricted Stock Units.    Subject to the provisions of the Plan, the Committee may grant Restricted Stock and/or Restricted Stock Units upon the following terms and conditions:

(a)  Award Agreement.    Each grant of Restricted Stock or Restricted Stock Units shall be evidenced by an Award Agreement in such form as the Committee may from time to time approve. The Award Agreement shall specify the number of shares with respect to which the Restricted Stock or Restricted Stock Units are granted, the Restricted Period, the conditions upon or the time at which the Restricted Period shall lapse, and such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall determine.

(b)  Purchase Price.    The Committee shall determine the purchase price, if any, to be paid for each share of Restricted Stock or each Restricted Stock Unit, subject to such minimum consideration as may be required by applicable law.

(c)  Nontransferability.    Except as otherwise set forth in the Award Agreement, shares of Restricted Stock and Restricted Stock Units may not be sold, transferred, pledged, assigned, alienated, hypothecated or disposed of in any manner until the end of the Restricted Period applicable to such shares and the satisfaction of any and all other conditions prescribed by the Committee.

(d)  Other Restrictions.    The Committee may impose such conditions and restrictions on the grant or vesting of Restricted Stock and Restricted Stock Units as it determines, including but not limited to restrictions based upon the occurrence of a specific event, continued service for a period of time or other time-based restrictions, or the achievement of financial or other business objectives (including the Performance Goals described in Section 10.1(b)). The Committee may provide that such restrictions may lapse separately or in combination at such time or times and with respect to all shares of Restricted Stock and Restricted Stock Units or in installments or otherwise as the Committee may deem appropriate.

(e)  Settlement of Restricted Stock Units.    After the expiration of the Restricted Period and all conditions and restrictions applicable to Restricted Stock Units have been satisfied or lapsed, the Participant shall be entitled to receive the then Fair Market Value of the shares of Common Stock with respect to which the Restricted Stock Units were granted. Such amount shall be paid in cash, shares of Common Stock or a combination thereof as determined by the Committee.

(f)  Section 83(b) Election.    If a Participant makes an election pursuant to Section 83(b) of the Code with respect to Restricted Stock, the Participant shall be required to promptly file a copy of such election with the Company as required under Section 83(b) of the Code.

(g)  Termination of Service.    Notwithstanding anything herein to the contrary and except as otherwise determined by the Committee, in the event of the Participant’s Termination of Service prior to the expiration of the Restricted Period, all shares of Restricted Stock and Restricted Stock Units with respect to which the applicable restrictions have not yet lapsed shall be forfeited.

(h)  Stockholder Rights.

(i)  Restricted Stock.    Except to the extent otherwise provided by the Committee, a Participant that has been granted Restricted Stock shall have the rights and privileges of a stockholder as to such Restricted Stock, including the right to vote such Restricted Stock and the right to receive dividends, if and when declared by the Board of Directors, provided, that the Committee may require that any cash dividends shall be automatically reinvested in additional shares of Restricted Stock.

(ii)    Restricted Stock Units.    A Participant shall have no voting or other stockholder rights or ownership interest in shares of Common Stock with respect to which Restricted Stock Units are granted. Notwithstanding the foregoing, if the Board of Directors declares a dividend with respect to the Common Stock, the Committee may, in its discretion, determine that Participants receive dividend equivalents with respect to their Restricted Stock Units. The Committee may determine the form of such dividend equivalents, which may include cash or Restricted Stock Units.

(iii)  Adjustments and Dividends Subject to Plan.    With respect to any shares of Restricted Stock or Restricted Stock Units received as a result of adjustments under Section 4.3 hereof and also any shares of Common Stock, Restricted Stock or Restricted Stock Units that result from dividends declared on the Common Stock, the Participant shall have the same rights and privileges, and be subject to the same restrictions, as are set forth in this Article 8 except to the extent the Committee otherwise determines.

(i)  Issuance of Restricted Stock.    A grant of Restricted Stock may be evidenced in such manner as the Committee shall deem appropriate, including without limitation, book-entry registration or the issuance of a stock certificate (or certificates) representing the number of shares of Restricted Stock granted to the Participant, containing such legends as the Committee deems appropriate and held in custody by the Company or on its behalf, in which case the grant of Restricted Stock shall be accompanied by appropriate stop-transfer instructions to the transfer agent for the Common Stock, until (1) the expiration or termination of the Restricted Period for such shares of Restricted Stock and the satisfaction of any and all other conditions prescribed by the Committee or (2) the forfeiture of such shares of Restricted Stock. The Committee may require a Participant to deliver to the Company a stock power, endorsed in blank, relating to the shares of Restricted Stock to be held in custody by or for the Company.

ARTICLE 9.    STOCK AWARDS

The Committee may grant other types of Stock Awards that involve the issuance of shares of Common Stock or that are valued by reference to shares of Common Stock, including but not limited to the grant of shares of Common Stock or the right to acquire or purchase shares of Common Stock. Stock Awards shall be evidenced by an Award Agreement in such form as the Committee may from time to time approve. The Award Agreement shall specify the number of shares of Common Stock to which the Stock Award pertains, the form in which the Stock Award shall be paid and such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall determine.

ARTICLE 10.    PERFORMANCE AWARDS

10.1    Performance Awards.    Subject to the terms of the Plan, the Committee may designate an Award of Restricted Stock or Restricted Stock Units or a Stock Award as a Performance Award based upon a determination that the Participant is or may become a Named Executive Officer and the Committee wishes such Awards to qualify for the exemption from the limitation on deductibility imposed by Section 162(m) of the Code. Performance Awards shall be contingent upon the attainment of one or more Performance Goals. The provisions of this Article 10 shall control to the extent inconsistent with Articles 8 and 9 and such Performance Awards shall be subject to the following terms and conditions:

(a)  Award Agreement.    Each grant of a Performance Award shall be evidenced by an Award Agreement in such form as the Committee may from time to time approve. The Award Agreement shall specify the number of shares of Common Stock to which the Performance Award pertains, the Performance Goals applicable to such Performance Award, the length of the Performance Period, and such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall determine.

(b)  Performance Goals.    The Committee shall establish one or more Performance Goals for the Participant that are objectively determinable (i.e., such that a third party with knowledge of the relevant facts could determine whether the goals have been met). Such Performance Goals must be established in writing by the Committee within ninety (90) days after the beginning of the Performance Period (or, if earlier, by the date on which 25% of the Performance Period has elapsed) or within such other time period prescribed by Section 162(m) of the Code and the regulations thereunder; provided, that achievement of the Performance Goals must be substantially uncertain at the time they are established. The Performance Goals shall be based on one or more of the following, as determined in the sole discretion of the Committee: stock price; earnings per share; net earnings; operating or other earnings; profits; revenues; net cash flow; financial return ratios; stockholder return; return on equity; return on investment; return on net assets; debt rating; sales; expense reduction levels; growth in assets, sales, or market share; or strategic business objectives based on meeting specified revenue goals, market penetration goals, customer satisfaction goals, geographic business expansion goals, cost targets, or goals relating to acquisitions or divestitures. Performance Goals may be based on the performance of the Company, based on the Participant’s division, business unit or employing Subsidiary, based on the performance of one or more divisions, business units or Subsidiaries, based on the performance of the Company and its Subsidiaries as a whole, or based on any combination of the foregoing. Performance Goals may be either absolute in their terms or relative. Performance Goals may provide for the inclusion or exclusion of items such as the effect of unusual charges or income items or other events, including acquisitions or dispositions of businesses or assets, restructurings, reductions in force, or changes in accounting principles or tax laws. The Committee also may establish subjective Performance Goals for Participants, provided that for Named Executive Officers, the subjective Performance Goals may be used only to reduce, and not increase, the Performance Award otherwise payable under the Plan.

(c)  Payment.    Prior to the vesting, payment or delivery, as the case may be, of a Performance Award, the Committee shall certify in writing the extent to which the applicable Performance Goals and any other material terms of the Performance Award have been achieved or exceeded for the applicable Performance Period. In no event may the Committee waive achievement of the Performance Goal requirements for a Named Executive Officer except in its discretion in the case of the death or Disability of the Participant or as otherwise provided in Article 11 with respect to a Change in Control. Notwithstanding anything herein to the contrary, the maximum cash payment that may paid during a calendar year to a Participant pursuant to a Performance Award shall be $2,000,000.

(d)  Code Section 162(m).    The Committee shall have the power to impose such other restrictions on Performance Awards as it may deem necessary or appropriate to ensure that such Performance Awards satisfy all requirements for “performance-based compensation” within the meaning of Section 162(m) of the Code and the regulations thereunder.

ARTICLE 11.    CHANGE IN CONTROL

11.1    Impact on Options, SARs and Stock Awards.    Notwithstanding any other provision of the Plan, all outstanding Options, SARs and Stock Awards (other than Stock Awards that have been designated as Performance Awards) shall become fully vested and exercisable on and after (a) the date of consummation of a tender offer or exchange offer that constitutes a Change in Control or (b) the third business day prior to the effective date of any other Change in Control.

11.2    Impact on Restricted Stock and Restricted Stock Units.    Notwithstanding any other provision of the Plan, all Awards of Restricted Stock and Restricted Stock Units (other than those that have been designated as Performance Awards) shall be deemed vested, all restrictions shall be deemed lapsed, all terms and conditions shall be deemed satisfied and the Restricted Period with respect thereto shall be deemed to have ended as of (a) the date of consummation of a tender offer or exchange offer that constitutes a Change in Control or (b) the third business day prior to the effective date of any other Change in Control.

11.3    Performance Awards.    All Performance Awards earned and outstanding as of the date of the Change in Control shall be payable in full within 30 days following the Change in Control. Any remaining Performance Awards shall be accelerated and deemed to have been fully earned as of the date of the Change in Control, with a pro rata settlement of the Performance Award to be made within 30 days following the Change in Control based upon an assumed achievement of the applicable Performance Goals and the length of time within the Performance Period that has elapsed prior to the Change in Control.

ARTICLE 12.    AMENDMENT, SUSPENSION AND TERMINATION

12.1    Amendment, Suspension and Termination of Plan.    The Board may at any time, and from time to time, amend, suspend or terminate the Plan in whole or in part; provided, that no amendment, suspension or termination shall be effective unless approved by the stockholders of the Company (a) to the extent stockholder approval is necessary to satisfy the applicable requirements of the Code (including, but not limited to, Sections 162(m) and 422 thereof), the Exchange Act or Rule 16b-3 thereunder, any New York Stock Exchange, Nasdaq or securities exchange listing requirements or any other law or regulation; (b) if such amendment is intended to allow the Option Price of outstanding Options to be reduced by repricing or replacing such Options; or (c) to the extent the Board determines, in its discretion, that stockholder approval is desirable even if such stockholder approval is not expressly required by the Plan or applicable law or regulation. Unless sooner terminated by the Board, the Plan shall terminate ten years from the date the Plan is adopted by the Board. No further Awards may be granted after the termination of the Plan, but the Plan shall remain effective with respect to any outstanding Awards previously granted. No amendment, suspension or termination of the Plan shall adversely affect in any material way the rights of a Participant under any outstanding Award without the Participant’s consent.

12.2    Amendment of Awards.    Subject to Section 12.1 above, the Committee may at any time amend the terms of an Award previously granted to a Participant, but no such amendment shall adversely affect in any material way the rights of the Participant without the Participant’s consent.

ARTICLE 13.    WITHHOLDING

13.1    Tax Withholding in General.    The Company shall have the power and the right to deduct or withhold from cash payments or other property to be paid to the Participant, or require a Participant to remit to the Company or a Subsidiary, an amount sufficient to satisfy federal, state and local taxes (including the Participant’s FICA obligation) required by law to be withheld with respect to any taxable event arising in connection with an Award under this Plan. The Company shall not be required to issue any shares of Common Stock or settle any Awards payable hereunder until such withholding requirements have been satisfied.

13.2    Share Withholding and Remittance.    With respect to withholding required upon the exercise of Options, or upon any other taxable event arising as a result of Awards granted hereunder which are to be paid in the form of shares of Common Stock, the Company may withhold from an Award, or the Participant may remit, subject to applicable law (including Rule 16b-3 under the Exchange Act), shares of Common Stock having a Fair Market Value on the date the tax is to be determined of no more than the minimum statutory total tax which could be imposed on the transaction. All such elections shall be made in accordance with procedures established by the Committee and/or the Company. Notwithstanding the foregoing, the Committee and/or the Company shall have the right to restrict a Participant’s ability to satisfy tax obligations through share withholding as they may deem necessary or appropriate.

ARTICLE 14.    GENERAL PROVISIONS

14.1    Restrictions on Stock Ownership/Legends.    The Committee, in its discretion, may establish guidelines applicable to the ownership of any shares of Common Stock acquired pursuant to the exercise of an Option or SAR or in connection with any other Award under this Plan as it may deem desirable or advisable, including, but not limited to, time-based or other restrictions on transferability regardless of whether or not the Participant is otherwise vested in such Common Stock. All stock certificates representing shares of Common Stock issued pursuant to this Plan shall be subject to such stock transfer orders and other restrictions as the Committee may deem advisable and the Committee may cause any such certificates to have legends affixed thereto to make appropriate references to any applicable restrictions.

14.2    No Employment Rights.    Nothing in the Plan or any Award Agreement shall confer upon any Participant any right to continue in the employ or service of the Company or a Subsidiary nor interfere with or limit in any way the right of the Company or a Subsidiary to terminate any Participant’s employment by, or performance of services for, the Company or Subsidiary at any time for any reason.

14.3    No Participation Rights.    No person shall have the right to be selected to receive an Award under this Plan and there is no requirement for uniformity of treatment among Participants.

14.4    Unfunded Plan.    To the extent that any person acquires a right to receive Common Stock or cash payments under the Plan, such right shall be only contractual in nature unsecured by any assets of the Company or a Subsidiary.

Neither the Company nor any Subsidiary shall be required to segregate any specific funds, assets or other property with respect to any Awards under this Plan.

14.5    Restrictions on Transferability.    Except as otherwise provided herein or in an Award Agreement, no Award or any shares of Common Stock subject to an Award which have not been issued, or as to which any applicable restrictions have not lapsed, may be sold, transferred, pledged, assigned, alienated, hypothecated or disposed of in any manner. Any attempt to transfer an Award or such shares of Common Stock in violation of the Plan or an Award Agreement shall relieve the Company and its Subsidiaries from any obligations to the Participant thereunder.

14.6    Requirements of Law.    The granting of Awards and the issuance of shares of Common Stock under the Plan shall be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required. With respect to Participants who are subject to Section 16 of the Exchange Act, this Plan is intended to comply with all provisions of Rule 16b-3 or any successor rule under the Exchange Act, unless determined otherwise by the Committee.

14.7    Approvals and Listing.    The Company shall not be required to grant, issue or settle any Awards or issue any certificate or certificates for shares of Common Stock under the Plan prior to (a) obtaining any required approval from the stockholders of the Company; (b) obtaining any approval from any governmental agency which the Company shall, in its discretion, determine to be necessary or advisable; (c) the admission of such shares of Common Stock to listing on any national securities exchange on which the Company’s Common Stock may be listed; and (d) the completion of any registration or other qualification of such shares of Common Stock under any state or federal law or ruling or regulation of any governmental body which the Company shall, in its sole discretion, determine to be necessary or advisable. The Company may require that any recipient of an Award make such representations and agreements and furnish such information as it deems appropriate to assure compliance with the foregoing or any other applicable legal requirement. Notwithstanding the foregoing, the Company shall not be obligated at any time to file or maintain a registration statement under the Securities Act of 1933, as amended, or to effect similar compliance under any applicable state laws with respect to the Common Stock that may be issued pursuant to this Plan.

14.8    Compliance with Code Section 162(m).    It is intended that the Plan comply fully with and meet all of the requirements of Section 162(m) of the Code with respect to Options and SARs granted hereunder. At all times when the Committee determines that compliance with the performance-based compensation exception under Section 162(m) of the Code is required or desired, all Performance Awards granted under this Plan also shall comply with the requirements of Section 162(m) of the Code, and the Plan must be resubmitted to the stockholders of the Company as necessary to enable Performance Awards to qualify as performance-based compensation thereunder (which rules currently require that the stockholders reapprove the Plan no later than the first stockholders meeting that occurs in the fifth year following the year in which the stockholders previously approved the Plan). In addition, in the event that changes are made to Section 162(m) of the Code to permit greater flexibility with respect to any Award or Awards under the Plan, the Committee may make any adjustments it deems appropriate. The Committee may, in its discretion, determine that it is advisable to grant Awards that shall not qualify as “performance-based compensation” and may grant Awards without satisfying the requirements of Section 162(m) of the Code.

14.9    Other Corporate Actions.    Nothing contained in the Plan shall be construed to limit the authority of the Company to exercise its corporate rights and powers, including, but not by way of limitation, the right of the Company to adopt other compensation arrangements or the right of the Company to authorize any adjustment, reclassification, reorganization, or other change in its capital or business structure, any merger or consolidation of the Company, the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its business or assets.

14.10    Gender and Number.    Except where otherwise indicated by the context, any masculine term used herein shall also include the feminine, and the plural shall include the singular and the singular shall include the plural.

14.11    Severability.    The invalidity or unenforceability of any particular provision of this Plan shall not affect the other provisions hereof, and the Committee may elect in its discretion to construe such invalid or unenforceable provision in a manner which conforms to applicable law or as if such provision was omitted.

14.12    Governing Law.    To the extent not preempted by federal law, the Plan, and all Award Agreements hereunder, shall be construed in accordance with and governed by the laws of the State of North Carolina (excluding the principles of conflict of law thereof).

Appendix C

SONIC AUTOMOTIVE, INC.

P R O X Y

Charlotte, North Carolina

THIS PROXY IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF SONIC AUTOMOTIVE, INC.

The undersigned hereby appoints Mr. O. Bruton Smith and Mr. William I. Belk as proxies, each with the power to appoint his Substitute, and hereby authorizes them to represent and vote, as designated below, all shares of the Voting Stock of Sonic Automotive, Inc. held of record by the undersigned on February 26, 2004, at the Annual Meeting of Stockholders to be held on April 22, 2004 or any adjournment thereof.

The Board of Directors recommends a vote “FOR ALL” nominees in Item 1 and “FOR” Items 2 and 3.

1.	ELECTION OF DIRECTORS

Nominees:  B. Scott Smith, William P. Benton and William I. Belk (Mark only one of the following boxes.)

☐ VOTE FOR ALL nominees listed above, except vote withheld as to the following nominee (if any):	☐ VOTE WITHHELD as to all nominees

2.	APPROVAL OF THE SONIC AUTOMOTIVE, INC. 2004 STOCK INCENTIVE PLAN

☐ FOR	☐ AGAINST	☐ ABSTAIN

3.	RATIFICATION OF APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT ACCOUNTANTS

☐ FOR	☐ AGAINST	☐ ABSTAIN

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

PLEASE MARK, SIGN BELOW, DATE AND RETURN THIS

PROXY PROMPTLY IN THE ENVELOPE FURNISHED.

Please sign exactly as name appears below.

When shares are held by joint tenants, both should sign. When signing as attorney, as executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Class A Common Stock Shares:

Class B Common Stock Shares:

Dated:                                                                           , 2004

Signature:

    Printed Name:

Signature, if held jointly:

    Printed Name:

☐	Please mark here if you intend to attend the Meeting of Stockholders.